THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT ("Agreement") is made this 23rd day of December, 2010 *"Effective Date") by and between The Prudential Insurance Company of America ("Prudential"), with a place of business at 55 Livingston Avenue, Roseland, New Jersey 07068, and the consultant identified below ("Vendor").

Vendor Name:	Regulus Group, LLC

Address:	450 Raritan Center Parkway, Suite B

City:	Edison	State:	NJ	Zip:	08837

VENDOR HAS READ AND AGREES TO THE TERMS AND CONDITIONS ANNEXED HERETO.

   Regulus Group, LLC                                                                The Prudential Insurance Company of America

By:	By: /s/ B A Connelly

Print Name:	Print Name: BA Connelly

Title:	Title: SVP

Date	Date: 12/23/10

03.28.06

[Law Dept. Seal here]

1

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT ("Agreement") is made this 23rd day of December, 2010 *"Effective Date") by and between The Prudential Insurance Company of America ("Prudential"), with a place of business at 55 Livingston Avenue, Roseland, New Jersey 07068, and the consultant identified below ("Vendor").

Vendor Name:	Regulus Group, LLC

Address:	450 Raritan Center Parkway, Suite B

City:	Edison	State:	NJ	Zip:	08837

VENDOR HAS READ AND AGREES TO THE TERMS AND CONDITIONS ANNEXED HERETO.

   Regulus Group, LLC                                                                The Prudential Insurance Company of America

By: /s/ Kathleen Hamburger	By:

Print Name: Kathleen Hamburger	Print Name:

Title: CEO & President	Title:

Date 12/23/10	Date:

03.28.06

[Law Dept. Seal here]

TERMS AND CONDITIONS

Vendor agrees to perform the services (the "Services") as further described in Section 1.1 and in each of the engagement schedules executed by Prudential and Vendor (each, an "Engagement Schedule") pursuant to this Agreement.  A sample form of Engagement Schedule is annexed hereto as Exhibit 1.

1.	SERVICES

1.1           Vendor shall, in a professional manner, provide the Services to Prudential for the fees or compensation set forth in the applicable Engagement Schedule.  The Services shall mean and include, without limitation, business consulting, system consulting and analysis, application design, training, computer programming, staff supplementation, project management, technical writing and other services.

1.1.1           In the event that any Services are performed by an affiliate of Vendor, Vendor is responsible for the affiliate's compliance with and breach of the terms of this Agreement and Engagement Schedules, and for all acts and omissions of the affiliates.  An "Affiliate" is a legal entity that Vendor own, that owns Vendor or that is under common control with Vendor.  "Control" and "own" mean possessing a 50% or greater interest in an entity or the right to direct the management of the entity.

1.2           All rights and benefits granted hereunder to Prudential and the terms of this Agreement extend to and may be used and/or exercised by Prudential, its parent companies, and its and/or their affiliates, subsidiaries and business divisions (the "Prudential Organization").  The term "Prudential" as used throughout this Agreement includes each entity in the Prudential Organization.  Notwithstanding the foregoing, any modification of this Agreement agreed to in writing by The Prudential Insurance Company of America and Vendor is binding upon any Prudential Organization, and any action or consent taken by The Prudential Insurance Company of America on its own behalf is binding upon any Prudential Organization for the purposes of this Agreement.  This Agreement is not intended to, nor may it be deemed to, create any enforceable rights, remedies or performance obligations upon any Prudential Organization except with respect to Engagement Schedules entered into by such Prudential Organization.  Any Prudential Organization may execute Engagement Schedules pursuant to and in accordance with the provisions of this Agreement to obtain Services, and in such event, the rights, benefits and obligations under such Engagement Schedule shall extend to such Prudential Organization.

1.3           Vendor shall not have the right to make a claim or hold an entity other than the Prudential Organization that signed the applicable Engagement Schedule liable for any claims or damages under such Engagement Schedule.

1.4           Any volume or other discount negotiated between Vendor and Prudential applies to the Services acquired under each Engagement Schedule and the moneys paid under such Engagement Schedule count toward the total spend under this Agreement.

1.5           Use by Divested Entities.  Notwithstanding anything contained herein, Prudential may, at no additional charge, provide the Services to Divested Entities for as long as this Agreement, and any applicable Engagement Schedule(s), is in effect, after such entities become Divested Entities.  "Divested Entities" means any former affiliate, subsidiary and/or business unit of Prudential and shall mean such affiliate, subsidiary, business unit or the acquirer thereof, as applicable.

2.           PROPRIETARY RIGHTS

2.1           Vendor acknowledges and agrees that with respect to Services described in an Engagement Schedule as being specifically designed and developed for the exclusive use of Prudential, at Prudential's

Expense ("Work Product"), and all materials, products, reports, audio or visual works, computer  programs (source and object code), documentation, deliverables and inventions conceived, developed or prepared by Vendor in performing all elements of the     Work Product, in whatever state of completion are Confidential Information (as defined in Section 3.1 below) and the exclusive property of Prudential, and Vendor retains no rights to the Work Product.  The applicable Engagement Schedule will designate all Services that are deemed to be Work Product.  All Work Product will bear Prudential's copyright and trade secret notices, if specified by Prudential, and no other proprietary notices or legends.

2.2           Except for Vendor Tools as defined in Section 2.7 below, all right, title and interest in the Work Product vests in Prudential, and the Work Product is deemed a work made for hire specially ordered or commissioned by Prudential under the copyright laws of the United States.  Prudential exclusively owns all now known or later developed rights of every kind and nature throughout the world including, but not limited to, all copyrights (and all renewals and extensions thereof), trademarks, trade names, service names, patents, design rights, character rights, trade secret rights, moral rights, all contract and licensing rights, in perpetuity.  To the extent that title in any Work Product does not vest in Prudential by operation of law, or the Work Product is not considered a work made for hire under copyright laws, Vendor makes a full, irrevocable assignment, in perpetuity, to Prudential of all such rights, title and interest that Vendor may have acquired or may later acquire with respect to the Work Product.  Prudential has the right to obtain and hold in its own name copyright registrations, patents and other intellectual property protection, as may be appropriate, and any of their extensions and renewals.

2.3           If Vendor has any rights in and to the Work Product that cannot be assigned to Prudential as provided in Section 2.2, whether now known or later developed, Vendor unconditionally waives such rights (including, but not limited to, the "droit moral" or "moral right of authors" or any similar right in         or to the Work Product) and the enforcement thereof, and all claims and causes of action of any kind.  Additionally, Vendor grants to Prudential an exclusive, worldwide, royalty-free license during the term of such rights to use the Work Product and Prudential has the sole and exclusive right to possession and custody of the Work Product.  Prudential agrees that it will not resell the Work Product to any third party.

2.4           Vendor will execute, and cause any parties acting under it in relation to this Agreement to execute, any and all documents, and do other such acts requested at any time by Prudential, and any person designated or required by Prudential to evidence, confirm, or further effect, maintain and enforce the rights defined in this Section, including, but not limited to, signing patent applications, executing and delivering all assignment of copyright and ancillary and confirmatory documents requested by Prudential in connection with such documents, and testifying in legal proceedings.  Alternatively, Vendor   irrevocably appoints Prudential as Vendor's attorney-in-fact with full powers of substitution and  delegation to sign all documents that may be necessary to evidence Prudential's ownership rights in the Work Product or any copyright, it being understood that such power is coupled with an interest and is therefore irrevovable.

2.5           Vendor may use the Work Product only to perform its obligations under an Engagement Schedule.  Unless otherwise directed by Prudential, upon the completion of the Services or upon the earlier termination of the engagement, Vendor will immediately turn over to Prudential all Work Product as well as all materials and deliverables developed by Vendor, in whatever stage of completion, including, but not limited to, working papers, descriptions, reports, notes and data created by Vendor in connection with the development of the Work Product.  No rights in or to the Work Product remain with Vendor.

2.6           Prudential is not obligated to use the Work Product, or, if commenced, to continue the  production, distribution, or exploitation of the Work Product.  Prudential's failure to use the Work    Product will not vest any rights with respect to the Work Product in Vendor or any third party.

2.7           Notwithstanding the foregoing, unless otherwise provided in an applicable Engagement Schedule, Vendor reserves all rights in and to, and retains exclusive ownership of pre-existing processes, software, computer programs, tools, data procedures, algorithms, specifications, source code, know-how, trade secrets, technology and modifications to any of the foregoing, and Vendor's proprietary processes, software, computer programs, data procedures, algorithms, specifications, source code, tools, know-how, trade secrets and technology, and any modifications thereto, developed or acquired by Vendor prior to or independent of the Services and utilized to provide the Services (collectively, "Vendor Tools").  Unless otherwise specified in an applicable Schedule, Work Product does not include and Vendor Tools or software licensed from any third party, including without limitation, open source software, unless such software is specifically identified in an Engagement Schedule.  In the event, and to the extent that the Work Product contains any software or other items or elements which may be proprietary to Vendor or a third party, Vendor hereby grants Prudential, its agents and consultants, an irrevocable, worldwide, royalty free, nonexclusive license to use, execute, display, and distribute copies of the Vendor Tools and/or any Vendor or third party software, items or elements which may be contained in the Work Product, for Prudential's internal use only.

3.           CONFIDENTIALITY/PRIVACY.

3.1           Vendor acknowledges that in the course of its engagement by Prudential, Vendor may receive or have access to confidential and proprietary information about, and Vendor's engagement by Prudential may bring it into close contact with confidential and proprietary information of Prudential or third parties with whom Prudential conducts business.  Such information is defined below and collectively referred to as "Confidential Information."  In recognition of the foregoing, Vendor covenants and agrees that:

3.1.1	it will keep and maintain all Confidential Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;

3.1.2
it will use and disclose Confidential Information solely for the purpose for which such information, or access to it, is provided pursuant to the terms of this Agreement, and will not use  or disclose Confidential Information for Vendor's own purposes or for the benefit of anyone other  than Prudential;

3.1.3	it will not, directly or indirectly, disclose Confidential Information to anyone outside Prudential, except with Prudential's prior written consent as permitted under the terms of this Agreement; and

3.1.4
it shall upon earlier of (i) completion of an engagement or termination of this       Agreement or the applicable Engagement Schedule; (ii) determination that it has no need for Confidential Information; or (iii) at any time Prudential requests, dispose of all records, electronic or otherwise (including all backup records and/or other copies thereof) regarding or including any Confidential Information that Vendor may then possess or control.  Disposal may be achieved, at Prudential's option, through prompt delivery of the records to Prudential or destruction pursuant   to Vendor's written policy governing such destruction and in a manner that renders the records unreadable and undecipherable by any means.  Upon any occurrence of (i), (ii), or (iii) above, Vendor shall promptly certify in writing to Prudential, in a form acceptable to Prudential and executed by an authorized officer of Vendor, that all such Confidential Information has been destroyed or returned.

Vendor shall be permitted to disclose Confidential Information only to its employees, employees of Affiliates, and permitted subcontractors (individually an "Employee" and collectively, "Employees") having a need to know such information in connection with the performance of the Services, provided that any subcontracting and disclosure of Confidential Information to a subcontractor shall be subject to Prudential's prior written consent pursuant to Section 8.1 hereof.  Vendor shall instruct all Employees as to their obligations under this Agreement, and shall obtain from each Employee his or her written acknowledgment and agreement to be bound by the terms and conditions of this Agreement prior to such Employee being given access to the Confidential Information.  Prudential may provide Vendor with a confidentiality agreement to be executed by each Employee providing Services hereunder or Vendor shall otherwise obtain Prudential's written consent to Vendor's form.  Vendor shall be responsible for all Employees' compliance with the terms of this Agreement.  If Vendor is required by law to disclose Confidential Information, Vendor shall promptly notify Prudential in writing in advance of such disclosure, and provide Prudential with copies of any related information so that Prudential may take appropriate action to protect the Confidential Information.

3.2           Confidential Information includes all business and other proprietary information of Prudential, written or oral, including without limitation the following:

3.2.1	information relating to planned or existing business or business initiatives; organizational restructuring plans; and actual and projected sales, profits and other financial information;

3.2.2
information relating to technology, such as computer systems and systems architecture, including, but not limited to, computer hardware, computer software, source code, object code, documentation, methods of processing and operational methods;

3.2.3
information that describes insurance, annuities and financial services products and strategies, including, but not limited to, actuarial calculations, product designs, product administration and management, tax interpretations, tax positions and treatment of any item for tax purposes;

3.2.4.1	confidential information, software and material or third parties with whom Prudential conducts business;

3.2.4.2	information about Prudential employees and personnel;

3.2.4.3	Prudential Policies, as such term is defined in Section 13.18;

3.2.4.4
"Personal Information," which means information provided by or at the direction of Prudential, or to which access was provided in the course of Vendor's performance of this Agreement that (i) identifies an individual (by name, signature, address,  telephone number or other unique identifier), or (ii) that can be used to authenticate that individual (including without limitation, passwords or PINs, biometric data,   unique identification numbers, answers to security questions, or other personal identifiers).  An individual's social security number, even in isolation, is Personal Information.  Prudential business contact information is not by itself Personal Information.

Notwithstanding the foregoing, Confidential Information does not include information that (i) is lawfully made available to the general public, (ii) is or becomes generally known to the public not as a result of a disclosure by Vendor, (iii) is rightfully in the possession of Vendor prior to disclosure by Prudential, or (iv) is received by Vendor in good faith and without restriction from a third party not under a confidentiality obligation to Prudential and having the right to make such disclosure.  The foregoing exceptions do not apply to the disclosure of Personal Information, which shall not be disclosed without Prudential's prior written consent unless required by law.

3.3           Vendor acknowledges that the disclosure of Confidential Information may cause irreparable injury to Prudential and damages, which may be difficult to ascertain.  Therefore, Prudential shall, upon a disclosure or threatened disclosure of any Confidential Information, be entitled to injunctive relief, including, but not limited to, a preliminary injunction and an order of seizure and impoundment under Section 503 of the Copyright Act upon an ex parte application by Prudential to protect and recover the Confidential Information, and Vendor shall not object to the entry of an injunction or other equitable relief against Vendor on the basis of an adequate remedy at law, lack of irreparable harm or any other reason.

3.4           Vendor agrees to comply, and to cause Employee to comply with any and all Prudential     Policies.

3.5           Vendor shall notify Prudential, promptly and without unreasonable delay, but in no event more than two (2) business days of learning that unauthorized access to, disclosure of, or breach in the security of Confidential Information that may have occurred or been attempted (a "Security Incident").       Thereafter, Vendor shall, at its own cost and expense:

3.5.1           promptly furnish to Prudential full details of the Security Incident;

3.5.2           assist and cooperate fully with Prudential in Prudential's investigation of Vendor, Employees or third parties related to the Security Incident, including but not limited to providing Prudential with physical access to the facilities and operations affected, facilitating interviews      with Employees and others involved in the matter, and making available all relevant records,     logs, files, and data, provided that such access would not compromise the confidential     information of Vendor's other clients.

3.5.3           cooperate with Prudential in any litigation or other formal action against third parties deemed necessary by Prudential to protect its rights; and

3.5.4           promptly use its best efforts to prevent a recurrence of any such Security Incident.

In addition to the foregoing, Vendor agrees that in the event of a Security Incident, Prudential shall have the sole right to determine (i) whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation, or in Prudential's discretion; and (ii) the contents of such notice, whether any type of remediation may be offered to affected persons, and the nature and extent of any such remediation.  Any such notice or remediation shall be at Vendor's sole cost and expense.

3.6           Vendor certifies that its treatment of Personal Information is in compliance with applicable laws and/or regulations with respect to privacy and data security and that it has implemented and currently maintains an effective information security program that includes administrative, technical, and physical safeguards to (a) ensure the security and confidentiality of Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Personal Information     which could result in substantial harm or inconvenience to Prudential, or to any person who may be identified by such Personal Information.  Vendor shall immediately notify Prudential if Vendor is in     material breach of this Section.  At Prudential's request, Vendor agrees to certify in writing to Prudential,   its compliance with the terms of this Section and shall permit Prudential to audit Vendor's facilities and records to ensure compliance with the privacy and security provisions of the Agreement.  Prudential acknowledges that it will not be provided access to confidential information that belongs to Vendor's other customers during any such audit.

3.7           Notwithstanding any remedy of a material breach of this Section 3, Prudential reserves the right to terminate this Agreement and/or any Engagement Schedule immediately upon written notice to Vendor should such material breach occur, and Prudential may pursue all such remedies as may be available to it at law or in equity.

3.8           Data

3.8.1
Definition of Prudential Data.  "Prudential Data" means all data and information (i) submitted to Vendor by or on behalf of Prudential and its affiliates, successors or agents, or (ii)       obtained, developed or produced by Vendor in connection with an Engagement Schedule to the          extent such data or information is based on, summarizes ir includes data and information of            Prudential or its affiliates or Prudential agents submitted to or obtained by Vendor under an        Engagement Schedule.

3.8.2
Ownership of Prudential Data.  All Prudential Data is, will be and will remain the       property of Prudential or its designees and will be deemed Confidential Information of such   parties, Prudential or such designees shall have all right, title and interest in and to, including worldwide ownership of trade secrets rights, copyrights, patents and other proprietary rights in the Prudential Data and all copies thereof.

3.8.3
Correction of Errors.  At vendor's expense, Vendor will promptly notify Prudential and correct any errors or inaccuracies in the Prudential Data and the reports delivered to Prudential under an applicable Engagement Schedule, to the extent caused by Vendor.  Upon mutual   consent of the parties, Vendor will promptly correct any other errors or inaccuracies in the Prudential Data or such reports.

3.8.4
Return of Data.  Upon request by Prudential during the Termination Assistance Period    (as defined below), and upon expiration or termination of this Agreement or an applicable Engagement Schedule, Vendor will (a) promptly return to Prudential, in the format and on the  media mutually agreed upon by the parties, all or any part of the Prudential Data then-existing in tangible form and (b) promptly eradicate or destroy all or any part of the Prudential Data in  Vendor's possession, in each case to the extent so requested by Prudential.  Vendor agrees to return image archive data as set forth in the applicable Engagement Schedule.  Any Archival tapes containing the Prudential Data will be used by Vendor solely for back-up purposes.

4.	ACCEPTANCE OF WORK PRODUCT DELIVERIES

4.1
Services and Work Product that are specifically identified in an applicable Engagement Schedule as being subject to acceptance testing, will be subject to Prudential's reasonable satisfaction and approval.  Prudential is not required to pay for any Services or Work Product reasonably deem unacceptable by Prudential.  Prudential shall notify Vendor of its acceptance or rejection within sixty (60) days or such other review period as may be specified in the applicable Engagement Schedule.  Prudential shall not unreasonably withhold its acceptance.  Prudential shall specifically state in its rejection the manner in which the Work Product is not acceptable to Prudential.  In the event of rejection, Vendor shall correct any deficiencies and shall resubmit such Work Product within five (5) days, or such other correction period as may be specified in the applicable Engagement Schedule, for review and/or testing by Prudential.  Acceptance shall occur upon receipt by Vendor of written notification from Prudential that the Work Product has been reviewed and/or tested by Prudential and has been accepted.

4.2
Services or Work Product that are provided at a fixed price and are specifically identified in an applicable Engagement Schedule as being subject to acceptance testing will be reviewed and tested by Prudential in accordance with the following procedures ("Acceptance Testing").  Commencing upon installation of the Work Product and Vendor's notification to Prudential that the Work Product is ready  to commence Acceptance Testing, Prudential shall have a period of at least ninety (90) days, or such other time period as may be set forth in the applicable Engagement Schedule, to use the Work Product to determine, in Prudential's sole discretion, whether it is reasonably satisfactory to Prudential and whether it conforms to Prudential's satisfaction, in all respects, with the Acceptance testing criteria and requirements set forth or referenced in the Engagement Schedule.  If Prudential so determines, it shall advise Vendor in writing and the Work Product shall be deemed to have passed Acceptance testing.  If Prudential determines that the Prudential Work Product does not so conform, it shall advise Vendor in writing, setting forth with specificity the manner in which the Work Product is defective, and Vendor shall have a period not to exceed thirty (30) days, or such other time period set forth in the applicable Engagement Schedule, to remedy the non-conformance and resubmit the Work Product to Prudential.  Prudential shall then have the right to complete additional Acceptance testing for an additional thirty (30) day period, or the time remaining on the original Acceptance Testing period, whichever is longer.  If Prudential then determines, in Prudential's sole discretion, that the Work Product does not conform to Prudential's satisfaction in all respects with the Acceptance testing criteria and requirements set forth or referenced in the Engagement Schedule, Prudential may, at its option, elect any or all of the following: terminate all or a part of the applicable Engagement Schedule without further liability, or reject, in whole or in part, the unaccepted Work Product, and any Work Product previously accepted, if such previously accepted Work Product is part of the same project or Services, and return such rejected part or parts to vendor.  In such case, Vendor shall promptly refund to Prudential, within thirty (30) days, any and all moneys paid by Prudential hereunder for such returned Work Product, without reduction, abatement or set-off.

5.	FEES AND PAYMENT.

5.1	Fees and Expenses.

5.1.1
Fees for the initial term of Services and the payment schedule are set forth in the applicable Engagement Schedule.  If the fees for any Services are on a time and materials or per transaction basis, Vendor may increase its rates for a renewal term, provided that such increase will not exceed  the lesser of CPI or five percent (5%) above the rates charged Prudential during the preceding term.  CPI is defined as the Consumer Price Index, Urban Wage Earners and Clerical Workers, non-seasonally adjusted, U.S. City Average, Financial Services (base period 1982-84=100), most recent December-to-December average rate of change, as published by the Bureau of Labor Statistics of     the United States Department of Labor (or if not published, the index specified by such bureau or its successor or that being comparable).

5.1.2	Unless otherwise specified in a Engagement Schedule, all Employees shall work a professional day consisting of a minimum of eight (8) hours in each workday, exclusive of lunch.

5.1.3
When applicable, the daily rate for each professional day is based on a forty (40) hour workweek, which commences on Monday and concludes on Friday, exclusive of holidays, sick time     or vacation days.  Hourly rates are calculated by dividing the daily rate set forth in the Engagement Schedule by eight (8) hours.  Prudential shall not pay Vendor additional fees for overtime work      above and beyond an eight (8) hour workday unless overtime is pre-approved in writing by the Prudential Project manager and the appropriate Prudential business unit manager ("Gatekeeper"), if one exists.  When overtime is approved it shall be billed on a straight-time basis and not at a

8

premium rate.  If a Prudential Project manager and Gatekeeper pre-approve Vendor overtime, Vendor shall be paid at the hourly rate.  Partial hours worked are rounded down to the lower half hour.

5.1.4           Timesheets.

5.1.4.1
If applicable, each Employee shall submit to Prudential hardcopy timesheets with       all required information properly completed, including, but not limited the number of hours worked.  Each timesheet shall include: the signature of the Prudential and Vendor Project managers; a clear indication of the time period covered by the timesheet; the number of    hours of approved overtime for the period (if any); and the initials of the Prudential officer authorizing such overtime.

5.1.4.2                      Alternatively, in the event that Prudential requests that Vendor and its Employees use a       time management or time tracking system (whether made available on-line or in hard copy) for the submission of time to Prudential in connection with an Engagement Schedule, Vendor agrees to      use, and agrees to require its Employees to use, such system to submit to Prudential all time worked   by such Employees.  Prudential may provide additional terms and conditions regarding the use of      the time management or time tracking system from time to time and Vendor agrees to comply with  such terms.  Vendor further agrees that the time submitted by an Employee on the Prudential time tracking system, once approved by the authorized Prudential approver, shall be dispositive of the     time charged for that Employee for the applicable period and such time shall not be altered or    disputed by Vendor after its submission to Prudential through the time tracking system absent Prudential's written approval.  Prudential has the right to dispute incorrect charges or time        submitted by Employees at any time and Vendor will promptly correct any such incorrect charges        or time submissions.  If Prudential requires Vendor to use a time tracking or time management    system for the electronic submission of timesheets pursuant to this Section 5.1.4.2, and the     electronic timesheet is approved by Prudential, Section 5.1.4.1 does not apply and handwritten approval and submission of hardcopy timesheets will not be provided by Prudential or required of Vendor.

5.1.5           Vendor is entitled to reimbursement from Prudential only for documented "out-of-pocket"      and travel expenses that are reasonably uncured and necessary for Vendor's performance of the Services.  Prudential must pre-approve in writing all expenses for reimbursement.  In the event that  any travel is required, Vendor shall comply with Prudential's travel policies.  Under no       circumstances will Prudential reimburse Vendor for first class or business class travel.  Vendor        shall support all requests for reimbursement of travel expenses in excess of $25.00 with original receipts.

5.2           Invoices.

5.2.1
Vendor shall invoice Prudential for all fees due hereunder by submitting each invoice to         the address indicated in the applicable Engagement Schedule.  Vendor's rates on each invoice must reflect the rates set forth in the applicable Engagement Schedule.  Vendor shall present all invoices    for payment to Prudential no later than sixty (60) days after the Services have been performed or the permitted expense incurred.  Prudential shall pay all amounts not reasonably disputed by Prudential within forty-five (45) days of Prudential's receipt of a correct, original invoice and related          supporting documentation.  Notwithstanding anything to the contrary, Prudential shall have no responsibility or liability to pay (i) invoices that Vendor fails to remit to Prudential within six (6)      months after completion of the Services, or (ii) with respect to Employees submitting charges

9

electronically pursuant to Section 5.1.4.2 above, invoices for time which are not in such    submissions for the applicable period.

5.3           Taxes.  In addition to the fees payable hereunder:

5.3.1           All applicable taxes related to Prudential's acquisition of Services hereunder shall be specifically stated and billed to Prudential by Vendor.  Vendor shall indicate on any invoice the jurisdiction, or jurisdictions as the case may be, for which any such tax was collected.  Vendor      shall remit all such taxes collected from Prudential to the appropriate taxing authority.  Prudential shall not be responsible for interest and penalties with a failure by Vendor to                     appropriately collect and remit any such tax to the appropriate tax authority.

5.3.2           In the event that Prudential supplies Vendor with appropriate exemption certificates, the parties agree that the determination of the amount of sales, use, VAT or similar tax, if any, and   any other determination of a substantive or procedural nature relating to such tax, will be the responsibility and prerogative of Prudential, in its sole discretion.

5.3.3           In those jurisdictions in which Vendor has no obligation to collect any sales, use, VAT or similar tax and only in those jurisdictions in which Prudential has an obligation to report and      remit such tax, Prudential shall be responsible for payment directly to such taxing authority of      any sales, use VAT or similar tax imposed in connection with the Services.

5.3.4           Vendor further agrees that in the event that Vendor has no obligation to collect and remit any sales, use, VAT or similar tax, Vendor shall not include any such tax on any invoices or payment requests.  Further, if Vendor does erroneously include such tax that Prudential is not required to remit, and Prudential does remit such tax to Vendor, Vendor shall promptly reimburse Prudential for such erroneously charged tax.

5.3.5           If Vendor is notified by any jurisdiction that it had an obligation to collect sales, use, VAT   or similar tax from Prudential, and Vendor has failed or neglected to include such tax in its invoice to Prudential, Vendor shall so advise Prudential in a timely manner and Vendor shall allow Prudential the right to actively participate on the contest or settlement of such tax.  If the resolution of this issue is held to be taxable, Prudential shall promptly remit such tax to vendor or shall demonstrate that the tax has already been paid by Prudential to the taxing authority.

5.3.6           Vendor shall be solely responsible for the payment of all withholding taxes for its Employees, including but not limited to, federal, state and local income taxes, social security taxes, unemployment insurance taxes and any other applicable or similar taxes imposed by any jurisdiction.

5.4           Volume Discounts.  Vendor shall apply a volume discount to Prudential's total monthly bill according to the table shown in Exhibit 2.  Vendor is responsible for tracking Prudential's total bill across business groups and applying the appropriate discount to each monthly invoice.  The failure of Vendor to apply proper discounts to an invoice shall enable Prudential to apply such discount to any outstanding invoice or moneys due Vendor and reduce future payments by the amount of the overpayment due Prudential.

6.           WARRANTIES

6.1           Warranty.  Vendor represents and warrants that:

6.1.1           it has the expertise to perform the Services in a professional and workmanlike manner, and it will perform the Services in accordance with the provisions of this Agreement and the applicable Engagement Schedule;

6.1.2           all Work Product and Vendor Tools substantially conform to the specifications or descriptions thereof in the Engagement Schedule;

6.1.3           the Vendor Tools and Work Product accurately creates, stores and processes data related to and including the year 2000 and thereafter, including date0related data;

6.1.4           it will not introduce into any Vendor Tools or Work Product and the Vendor Tools and   Work Product do not contain any virus or any other contaminant, or disabling devices including,   but not limited to, codes, commands or instructions that may have the effect or be used to access, alter, delete, damage or disable the Vendor Tools or Work Product, other software, Prudential information or other Prudential property, in a manner other than in accordance with     specifications;

6.1.5           all Vendor Tools (i) are original to Vendor (or its subcontractors, as the case may be); (ii) are in all respects copyrightable; (iii) does not, to the best of Vendor's knowledge, violate any patent, copyright, trade secret or other property right of any other party; (iv) have been written and developed by Vendor or its subcontractors without referring to or copying lines of code, or the structure, sequence or organization of any software owned by another person or entity or in which another person or entity has a valid and existing copyright;

6.1.6           all Work Product (i) is original to Vendor (or its subcontractors, as the case may be); (ii)   are in all respects copyrightable; (iii) does not, to the best of Vendor's knowledge, violate any patent, copyright, trade secret or other property right of any other party; (iv) have been written and developed by Vendor or its subcontractors without referring to or copying lines of code, or the structure, sequence or organization of any software owned by another person or entity or in which another person or entity has a valid and existing copyright;

6.1.7           it has all consents, permissions and/or licenses necessary to perform the Services and Vendor shall comply with all applicable federal, state and local laws, rules and regulations, and shall obtain all applicable permits and licenses required to perform the Services;

6.1.8           Vendor will comply, in all respects, with the provisions of this Agreement.  Vendor further warrants that it has not paid or caused to be paid and shall not pay or cause to be paid, or indirectly, any wages, compensation, gifts or gratuities to any employee or agent of Prudential or to any government agent, official, or employee for the purpose of influencing any decision with respect to the making of this Agreement, or in connection with any Services contemplated hereby;

6.1.9           Vendor shall not (i) include in any Work Product prepared or provided to Prudential, or (ii) use in conjunction with the performance of Services for Prudential on Prudential's premises, any existing software or materials licensed from any third party, including without limitation open   source software, without the prior written consent of Prudential.  Vendor shall specifically identify any such third-party software or materials for which it seeks Prudential's consent in the applicable Engagement Schedule.  With respect to any such third party software and materials to be included in Work Product, Vendor warrants and represents that it has all rights necessary to provide such software and materials to, and/or use such software and materials for the benefit of, Prudential;

6.1.10                      each Employee providing Services hereunder is (a) eligible to legally work and accept employment in the United States; and (b) free from any legal or contractual restraints prohibiting working or the exercise of skills, including employment agreements or non-competition   agreements with other or former employers.

6.1.11                      prior to assigning any Employee to provide Services hereunder, Vendor shall, at its own expense, conduct an investigation regarding the individual's background as set forth in Exhibit 3.  Vendor shall not, without the prior written authorization from Prudential, assign any person to Prudential who has been convicted of, pled guilty or nolo contendere to a crime involving breach   of trust, dishonesty, injury or attempted injury to any property or person.  In addition, from time       to time during the term of this Agreement, Prudential may, in its sole discretion, require that       Vendor provide to Prudential a written certification from an authorized officer of Vendor (in a      form acceptable to Prudential) indicating that such background checks have been successfully performed.

6.1.12                      Vendor is a corporation duly incorporated, validly existing and in good standing under      the laws of the State of Delaware.

6.1.13                      Vendor has all requisite corporate power and authority to execute, deliver and perform its obligations under Engagement Schedules hereunder.

6.1.14                      Vendor is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership       or leasing of its assets or the transaction of business of the character transacted by it, except   where the failure to be so licensed, authorized or qualified would not have a material adverse   effect on Vendor's ability to fulfill its obligations under this Engagement Schedule.

6.1.15                      the execution, delivery and performance of this Agreement and any Engagement   Schedule hereunder, has been duly authorized by Vendor.

6.1.16                      Vendor is in compliance in all material respects with all applicable national, state, local      or other laws and regulations applicable to Vendor in connection with its obligation under this Agreement and all Engagement Schedules hereunder.

6.1.17                      there is no outstanding litigation, arbitrated matter or other dispute to which Vendor is a party which, if decided unfavorably to Vendor, would reasonably be expected to have a potential   or actual material adverse effect on the ability of either Prudential or Vendor to fulfill its      respective obligations under this Agreement and any Engagement Schedule hereunder.

7.           INDEMNITIES; LIMITATION ON LIABILITY

7.1           Vendor Indemnity.  Vendor, at its own expense, agrees to indemnify, defend and hold harmless Prudential, its assignees, directors, officers, employees and agents, from and against any action brought against any of the indemnified parties with respect to any claim, loss, demand, cause of action, debt, liability, penalty or fines, including legal fees and expenses, to the extent based upon:

7.1.1           a claim that any Services, Vendor Tools or any other software or other material provided, used or delivered by Vendor hereunder infringes or violates any patents, copyrights, trade secrets, licenses, or other property rights of any third party;

7.1.2           personal injury or property damage caused by the fault or negligence of Vendor;

7.1.3	any breach of the terms and warranties provisions contained herein or willful, intentional or negligent actions or failures by Vendor or its agents hereunder;

7.1.4           a claim that any Employee or any person provided to Prudential by Vendor to perform         Services under this Agreement is a Prudential employee and not an Employee, including, but not        limited to: (1) any taxes Prudential is required to pay on behalf of any Employee; (2) the cost of                any employee benefits Prudential is required to provide to or pay for on behalf of any Employee;               (3) any claim, lawsuit, or proceeding brought by Vendor's Employees against Prudential based               upon the employer-employee relationship; and (4) breach by any Employee of any of the                provisions of this Agreement, including, but not limited to, the provisions regarding                  subcontractors looking only to Vendor for payment for services which may be rendered.

7.1.5           relating to any duties or obligations of Vendor accruing before or after the Effective Date                of this Agreement between Vendor and any third party;

7.1.6           relating to the inaccuracy or untruthfulness of any representation or warranty contained in            this Agreement; and

7.1.7           relating to vendor's breach of any of its obligations under Section 3 or Section 8.3 of the Agreement.

7.2           Limitations on Liability

7.2.1           NEITHER PARTY SHALL BE LIABLE FOR ANY LOST PROFITS, LOST  SAVINGS, OR OTHER CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS    BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORESEEN SUCH   DAMAGES.  THE PER OCCURRENCE LIABILITY OF EACH PARTY UNDER THIS   AGREEMENT SHALL NOT EXCEED SIX (6) TIMES THE MONTHLY FEES PAID BY  PRUDENTIAL TO VENDOR FOR THE MONTH IMMEDIATELY PRECEDING THE  EVENT GIVING RISE TO SUCH LIABILITY.  NOTWITHSTANDING THE   LIMITATIONS PROVIDED IN THIS SECTION 7.2.1, PRUDENTIAL MAY RECOVER  DAMAGES FROM VENDOR IN THE EVENT OF VENDOR'S FAILURE TO TIMELY  PROCESS OR DEPOSIT ANY PAYMENTS (AN 'EVENT') AS SET FORTH IN AN  ENGAGEMENT SCHEDULE.  SUCH DAMAGES WILL BE EQUAL TO THE ACTUAL  AMOUNT REQUIRED TO RESTORE PRUDENTIAL'S CLIENT TO THE MONETARY  POSITION THEY WOULD HAVE BEEN IN HAD VENDOR'S FAILURE TO TIMELY PROCESS OR DEPOSIT ANY PAYMENT NOT OCCURRED ("SPECIAL DAMAGES").      IN NO EVENT WILL REGULUS' LIABILITY FOR SPECIAL DAMAGES EXCEED $250,000 ON A PER EVENT BASIS.

7.2.2           THE LIMITATIONSON LIABILITY AND REMEDIES CONTAINED IN  SECTION 7.2.1 DO NOT APPLY TO LIABILITY ARISING UNDER SECTION 7.1 OF THIS AGREEMENT, OR TO LIABILITY RESULTING FROM VENDOR'S BREACH  OF SECTION 3 OF THIS AGREEMENT.

8.           OTHER RIGHTS AND OBLIGATIONS

8.1           Independent Contractor.  Vendor is acting in performance of this Agreement as an independent contractor.  Vendor's Employees are not employees or agents of Prudential, and are not entitled to any of Prudential's employee benefits.  Prudential is not responsible for payment of workers' compensation, disability benefits or unemployment insurance, nor is Prudential responsible for withholding or paying employment related taxes for Vendor or any Employees.  Vendor shall not subcontract the Services, or any part thereof, without the prior written consent of Prudential.  Notwithstanding the foregoing, Prudential consents to the use by Vendor of any Subcontractors that are specifically identified in an Engagement Schedule.  Notwithstanding any consent to subcontract all or a portion of Services that Prudential may have provided to Vendor, under no circumstances shall Vendor perform or cause to be performed, directly, indirectly or by agents or subcontractors, any of the Services including any related work of Vendor (i.e. development) that would require transmission of any Prudential Confidential Information, outside of the United States of America unless it obtains the prior express, specific, written consent of Prudential with respect to performance of the Service offshore and with respect to the specific offshore location from    which the Services may be performed, if any.  Vendor may not perform Services pursuant to this Agreement from any location, whether in the United States of America or offshore, other than the location(s) set forth in the applicable Engagement Schedule, unless Prudential conducts prior due diligence of such locations and provides prior express, specific, written consent.  With respect to any Services which are subcontracted or provided by any third party: (i) Vendor hereby assumes all liability and responsibility for such subcontractors' and third parties' compliance with and breach of the terms of this Agreement and Engagement Schedules, and for all acts and omissions of such subcontractors and third parties; and (ii) Vendor shall include a provision in all of its agreements with subcontractors stating that such  subcontractors shall look to Vendor for payment and shall under no circumstances look to any other party, including Prudential, for payment.

8.2           Vendor Resources.  Upon Prudential's request, Vendor will provide Prudential with resumes of all staff to be assigned to perform the Services.  Prudential has the right to evaluate all Employees assigned to perform Services prior to such person beginning work, and to accept or reject any individual.  An   Employee may be rejected by Prudential for reasons that are not legally prohibited.  In the event that any Employee is found to be unacceptable to Prudential, Prudential shall notify Vendor of such fact and Vendor shall immediately remove such individual from the engagement, and, if requested by Prudential, use diligent efforts to provide replacements acceptable to Prudential within three (3) days of said notice, or such other period as may be agreed to by the parties.  The fees for any replacement individuals shall not exceed the fees paid by Prudential for the initial individuals and the skill level shall be equal to or better than each initial individual.  Unless specified in the Engagement Schedule that Vendor is to provide the services of particular individuals, in which case Vendor will provide the services of such individuals during the term of the engagement, Vendor agrees to use best efforts to ensure the continuity of Employees assigned to perform the Services.  Vendor shall also use its best efforts to ensure that any change does not materially impede the progress of the engagement or materially increase the likelihood that delivery schedules will not be met.  Unless otherwise agreed by Prudential in writing, Prudential is not responsible to pay any fees or expenses arising from any change in Employees, including any "ramp up" time required to be spent acquainting individuals with the engagement.

8.3           Security.

8.3.1
Vendor shall comply with Prudential's system security policies, procedures and requirements ("Security Regulations") for computer systems and software used to access Confidential Information. ("Prudential's Systems"), which are set forth in the Prudential Policies as defined in Section 13.18 herein.  Vendor and its Employees will not tamper with, compromise or circumvent any Security Regulations.  Each Employee who is to be given access to Prudential's Systems will be required to sign, electronically or otherwise, Prudential's agreement for access to systems and confidential information, which will be provided electronically before such access is

14

commenced.  Vendor shall ensure that only those users who are specifically authorized to gain access to Prudential's Systems gain such access.  Vendor shall prevent unauthorized destruction, alteration or loss of information contained in Prudential's Systems.  If at any time Prudential or  Vendor determines that any Employee has sought to circumvent or has circumvented Prudential's Security Regulations, or that an unauthorized person has accessed or may access Prudential's Systems, or a person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of data, information or software, Vendor shall immediately terminate any such person's access and immediately notify Prudential.  If Prudential reasonably determines that an Employee has attempted to or has circumvented Prudential's Security Regulations, Prudential may immediately terminate such person's access to the Systems and shall immediately advise Vendor.    In addition, failure to comply with the Security Regulations shall be a breach of this Agreement entitling Prudential to terminate this Agreement immediately.  Prudential may audit Vendor's use of Prudential's Systems.  Vendor agrees that Prudential may conduct a physical security inspection of any equipment or electronic devices, including but not limited to laptops, brought on to       Prudential's premises by Vendor's employees or authorized representatives.  Any use of such equipment while on Prudential's premises may be supervised by Prudential.  In the event that Prudential concludes that there has been any breach of security or violation of this Agreement by Vendor or its Employees, Prudential reserves the right to disclose any computer files or electronic mail message to third parties, including (but not limited to) law enforcement officials, as Prudential deems appropriate without any prior notice to any individuals who may have written, sent or   received such files or message.

8.3.2           If (a) Vendor provides the Services from a Service Location (as defined in an applicable Engagement Schedule) that is shared with a third party or third parties, and (b) any part of the business of Vendor or any such third party is now or in the future competitive with the business      of Prudential or its affiliates, then Vendor will develop a process, subject to Prudential approval,     to restrict access in any such shared environment to the Prudential Confidential Information so   that Vendor's employees providing services to such competitive business do not have access to Prudential Confidential Information.

8.3.3           Security Audits.  Vendor will perform, or cause to have performed, once each year, audits of the privacy, data and physical security procedures and controls in effect at the Vendor   Locations where Services are provided.  Vendor will promptly provide to Prudential the results, including any findings and recommendations made by Vendor's auditors, of such audits in accordance with S.A.S. (Statement of Auditing Standards) 70.  Prudential may, pursuant to this Agreement, perform the audits described in this Section.

8.4           Consultant Screening.  In addition to the requirements of Exhibit 3, prior to placing any Employee with Prudential, Vendor is required to:

8.4.1
inform Employees being considered for placement on assignment at Prudential that they    may have to take and pass a drug test.  Vendor represents that it performs drug testing on all employees and certifies that each employee that may provide Services under this                         Agreement has passed the drug testing performed by Vendor.

8.4.2
Vendor further agrees that it will not place on assignment at Prudential any Employee who has not consented to, and/or satisfied the conditions contained in this Agreement, subject to applicable federal, state or local laws.

8.5           Governmental Approvals.  Vendor will obtain and maintain all Governmental Approvals (as defined below) necessary to perform its respective obligations under this Agreement and any applicable Engagement Schedule.  Prudential will cooperate with and assist Vendor in obtaining and maintaining     any such Governmental Approvals, to the extent reasonably possible.  "Governmental Approval" means  any license, consent, permit, approval or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by applicable law, rule or regulation, for the consummation of    the transactions contemplated by this Agreement and the applicable Engagement Schedule.

8.6           Additional Covenants Of Vendor.  Vendor covenants and agrees with Prudential that during the term of any Engagement Schedule hereunder and the Termination Assistance Period (as defined in  Section 12 below):

8.6.1           Vendor will comply with all applicable national, state or other laws and regulations applicable to Vendor in connection with its obligations under the applicable Engagement   Schedule, including applicable data privacy laws, rules and regulations (including the Gramm-Leach-Bliley Act).

8.6.2           Vendor will obtain all applicable permits and licenses required of Vendor (including the  right to use any third party software for the benefit of Prudential) in connection with its      obligations under the applicable Engagement Schedule.

8.6.3           Vendor will use commercially reasonable efforts to ensure that no viruses or similar     items are coded or introduced into the System by Vendor.  Vendor agrees that, if a virus or     similar item is found to have been introduced into the system due to an act or omission of     Vendor, Vendor will, at Vendor's cost. Eliminate and correct the effects of the virus or similar      item and, if the virus or similar item causes a loss of operational efficiency or loss of data, to mitigate and restore such losses.

8.6.4           Vendor will not (i) insert into the any software any code that would have the effect of disabling or otherwise shutting down all or any portion of the systems or Services, or (ii) invoke disabling code at any time, including upon expiration or termination of the applicable
Engagement Schedule, without Prudential approval.

8.6.5           Vendor will promptly notify Prudential of the occurrence of a change in control of      Vendor.

8.7           Provision of Technology; Value Improvement.  In connection with providing Services, Vendor will continuously identify, evaluate and implement cost reduction, business process improvement and   other methodologies (including Vendor's "best practice" and other proprietary methodologies and tools)  and initiatives in order for Prudential to improve customer satisfaction, achieve operational excellence, become more competitive in the markets which Prudential serves and increase the value of the business   of Prudential and its Affiliates.  Vendor agrees that any cost savings it achieves related to the provision of Services to Prudential will be provided to Prudential and the parties will mutually agree as to which, if     any, savings will be passed on to Prudential.  The parties agree that any savings that will be passed to Prudential will be addressed in the applicable Engagement Schedule.

8.8           Knowledge Sharing.  Except as provided otherwise in an Engagement Schedule, with respect to all Services provided under Engagement Schedules hereunder, including Termination Assistance   Services, Vendor will, upon the reasonable request of Prudential and with prior written notice, meet with representatives of Prudential (as designated by the Prudential Project Manager) in order to provide (a) the most recent Business Requirements Document to include Change Requests and the most current floor procedures and (b) notify Prudential of any anticipated problems with respect to the Systems or Services   of which Vendor is aware, together with a proposed plan to avoid or resolve such problems.

8.9           Health Crisis Preparations.

8.9.1           In connection with Prudential's health crisis preparedness and business continuation   efforts and to maintain a safe working environment, Vendor agrees to the following:

8.9.1.1
Vendor must immediately report to Prudential's Chief Medical Officer or his/her designee all cases of communicable or infectious diseases that are required to be reported to any applicable state or federal authorities and that are contracted by any Employees who have been on-site at Prudential and the location where the Employees provided Services to Prudential.  Vendor's reporting requirement with respect to any individual will continue for ninety (90) days following the date the individual in question   was at Prudential's site.  Vendor should not disclose the name of the applicable    Employee to Prudential.  Vendor will cooperate with the Chief Medical Officer or his/her designee in investigating the risk to Prudential's personnel from possible exposure to Employees.

8.9.1.2                                In the event of a health crisis, only Employees who have nbeen approved for access to a Prudential site, if applicable, by using Prudential's on-line screening tool found at http://www.prudential.com/prudentialvendorpolicies or, alternatively, by  completing a phone or in-person screening of a similar nature will be provided access.  If such Employee(s) or personnel is not approved to access a Prudential site or is advised that Prudential's pandemic or health crisis policies will prohibit entry onto Prudential's     site, Prudential shall not be responsible for making payment to Vendor for such time that the Employee(s) or personnel was not permitted to enter the Prudential site(s).

8.9.2           Vendor also acknowledges and agrees that Prudential may (a) disclose information regarding its facilities and/or personnel to public health authorities as required by law and/or as    the situation requires, and (b) update its pandemic preparedness and business continuation requirements from time to time and/or as the situation requires.  In furtherance of the foregoing, Vendor at its own cost will take whatever reasonable remedial action is requested by Prudential  and in accordance with industry standards and applicable laws.

8.10           With respect to entities (those owned/controlled by Vendor or Vendor's third parties) that provide services, software, products, equipment or any other material to Vendor that is essential to the         Services Vendor provides under an Engagement Schedule, Vendor agrees to provide Prudential             with prompt, prior written notice of any change in ownership of such entities, any change in its     relationship to and with such entities, or any event related to such entities that may impact the          Services provided to Prudential (e.g. – sale of Vendor's subsidiary, J&B Software Company;         termination of contract between Vendor and Egistics). ok

9.           TERMINATION.

9.1           This Agreement is effective as of the Effective Date and continues until terminated in accordance with the terms of this Agreement or any applicable Engagement Schedule.  Prudential however, may terminate the Services to be provided pursuant to any Engagement Schedule for the reasons set forth in this Section without terminating this Agreement.

9.2           Prudential may terminate this Agreement or the Services to be provided under any Engagement Schedule, as follows:

9.2.1           Termination for Cause.  Prudential may terminate this Agreement or any Engagement Schedule in the event that Vendor or any of its agents breaches any of the terms of this Agreement            or any Engagement Schedule and such breach is not cured within 30 thirty days after written notice   thereof to Vendor.  Vendor may terminate this Agreement or any Engagement Schedule in the              event that Prudential breaches Section 5.2, Payment, with respect to undisputed invoices.

9.2.2           Termination without Cause.  Prudential may terminate this Agreement or any Engagement Schedule at any time and for any reason upon one hundred and eighty (180) days' written notice to  Vendor, subject to termination fees.

9.3           If Prudential terminates this Agreement or any Engagement Schedule, then Prudential's sole obligation is to reimburse Vendor for Services satisfactorily performed by Vendor up to the effective date of such termination.

10.           INSURANCE.

Vendor shall obtain from a company or companies acceptable to Prudential, having a current A.M. Best Rating of A- VIII or better and maintain in force during the term of this Agreement and for not less than    two (2) years thereafter, the following insurance coverages in the minimum amounts indicated:

TYPE OF COVERAGE                                                                                     REQUIRED AMOUNT

Workers Compensation                                                                                     Statutory Limits

Employer's Liability (Bodily injury by disease                                                                                                $1,000,000
Per (person, by accident policy limit, by disease
Policy limit)

Comprehensive General Liability Insurance                                                                                                $1,000,000 combined single limit/General
Including Broad Form Contractual, Broad Form                                                                                                Aggregate $2,000,000
Property damage Personal Injury and
Advertising Liability, Completed Operation and
Products coverage.

Medical Payments	$10,000 per person

Comprehensive Auto Liability including                                                                                                $1,000,000 combined single limit
Owned, Non-owned and Hired Motor Vehicles
Coverage which are operated on behalf of
Vendor pursuant to Vendor's activities
hereunder

Umbrella/Excess Liability on a following form                                                                                                $10,000,000 each occurrence/general
Basis                                                                           aggregate

Professional Liability	$25,000,000 each occurrence/general aggregate

Crime Coverage and Excess Crime coverage	Minimum amount $25,000,000

Where applicable, the above policies shall name Prudential and/or the applicable Prudential Organization as additional insureds.  Vendor shall, upon request, provide Prudential with a Certificate or Certificates of Insurance evidencing that the above insurance requirements have been satisfied and specifying that Prudential shall receive a minimum 30-day written advance notice of any cancellation of or reduction in coverage.

11.           Force Majeure

11.1           Force Majeure Event.  If and to the extent that a party's performance of any of its obligations pursuant to an engagement Schedule is prevented, hindered or delayed directly or indirectly by the other party or its agents (except to the extent such party or agents are acting in accordance with the other party's specific instructions), or fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, revolutions, strikes or any other causes of a similar nature beyond the reasonable control of such party (each, a "Force Majeure Event"), and such non-performance hinderances or delay could not have been prevented by the taking of all reasonable precautions by the non-performing, hindered or delayed party, then the non-performing, hindered or delayed party will be excused for such nonperformance, hindrance or delay, as applicable of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such party continues to use efforts consistent with industry standards and practices to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means.  The party whose performance is prevented, hindered or delayed by a Force Majeure Event will immediately notify the other party of the occurrence of the Force Majeure Event, describing in reasonable detail the nature of the Force Majeure Event.  The occurrence of a Force Majeure Event shall not excuse, limit or otherwise affect Vendor's obligation to provide normal recovery procedures or any other disaster recovery services described in an applicable Engagement Schedule.

11.2           No Payment for Unperformed Services.  If Vendor fails to provide any Services in accordance with an applicable Engagement Schedule, whether due to the occurrence of a disaster or otherwise, Prudential will not be responsible for the payment of any fees relating to any Services that Vendor fails to provide.

11.3           Allocation of Resources.  Whenever a disaster causes Vendor to allocate limited resources between or among Vendor's customers, vendor will not provide priority over Prudential to any other customers of Vendor.  In addition, in no event will Vendor re-deploy or reassign any vendor Key Employee (as identified and defined in an applicable Engagement Schedule) or any Affected Employee (as identified and defined in an applicable Engagement Schdule) to any other Vendor account in the event of a disaster.

12.           TERMINATION ASSISTANCE

12.1           Termination Assistance Services.  The following applies with respect to Services under each Engagement Schedule, unless set forth otherwise in the Engagement Schedule:

12.1.1 Definitions:

12.1.1.1                      “End Date” means the later of (I) the expiration or termination of the        applicable Engagement Schedule and (ii) the last day of the Termination Assistance Period (as defined below).

12.1.1.2                      “Termination Assistance Period” means a period of time designated by    Prudential, commencing on the date the applicable Engagement Schedule expires or is terminated and continuing for up to twelve (12) months after the expiration or termination      of the applicable Engagement Schedule, during which Vendor will provide the Termination Assistance Services in accordance with this Section 12.

12.1.1.3                      “Termination Assistance Services” means (I) the Services (and any replacements thereof or substitutions therefore) under the applicable Engagement Schedule, to the extent Prudential requests such Services during the Termination Assistance Period,  (ii) Vendor's commercially reasonable cooperation with Prudential or another service provider designated by Prudential in order to facilitate the transfer of the Services under the applicable Engagement Schedule to Prudential or such other service provider, and (iii) any additional new services requested by Prudential, subject to the fees agreed upon by the parties in the applicable Engagement Schedule, in order to facilitate the transfer of the Services under the applicable Engagement Schedule to Prudential or such other service provider.

12.1.2 Vendor will, upon the request of Prudential during the Termination Assistance Period,  provide the Termination Assistance Services at the charges in effect immediately prior to the Termination Assistance Period.  However, in the event the Agreement and/or an Engagement Schedule is terminated as a result of Vendor's material breach, Vendor will provide the Services at the charges in effect immediately prior to the termination and Termination Assistance Services   (other than the Services) at a rate of fifty percent (50%) of the then current time and materials fees during the Termination Assistance Period.  Unless otherwise agreed by the parties in writing, the quality and level or performance during the Termination Assistance Period will not be degraded in any material respect.  After the End Date, Vendor will promptly (a) answer questions from    Prudential or Prudential's agents regarding the Services, and (b) deliver to Prudential any remaining reports and documentation still in Vendor's possession.  Vendor will provide the services and  support provided for in this Section regardless of the reason for expiration or termination of the applicable Engagement Schedule.

12.2            Exit Rights.  Upon the End Date, with respect to any terminated or expired Engagement Schedule:

12.2.1 Any software license rights granted to Vendor by Prudential in the applicable Agreement   will immediately terminate and Vendor will promptly (I) deliver to Prudential, at no cost to    Prudential, a current copy of all such software, if any, in the form in use as of the End Date, and      (ii) destroy or erase all other copies of all such software in Vendor's possession.  Vendor will,      upon the request of Prudential, certify in writing to Prudential that all such copies have been destroyed or erased.

12.2.2 Vendor will promptly, (I) deliver to Prudential, at no cost to Prudential, a copy of all of      Work Product and Prudential Data, in each case in the form in use as of the End Date, (ii) return     all Prudential Confidential Information to Prudential, and (iii) destroy or erase all other copies of

the Work Product, Prudential Confidential Information and Prudential Data (as set forth in        Section 3.8.4) in Vendor's possession.  Vendor will, upon the request of Prudential, certify in     writing that all the copies referred to in (I) and (iii) above have been destroyed or erased and all Prudential Confidential Information has been returned.  Except as otherwise expressly provided under this Engagement Schedule, Prudential will, and will cause Prudential agents to, promptly return all Vendor Confidential Information to vendor and, upon Vendor's request, certify to        Vendor that Prudential has complied with such obligations.

12.3           The provisions of this Section will apply regardless of the reason for expiration or termination of     the applicable Engagement Schedule.

13.           GENERAL.

13.1           No Publicity.  Vendor shall not use the name, trademark, service mark, trade name, logo or other commercial or product designations of Prudential in any way, in print or electronic format or on a web or internet site, without the prior written consent of Prudential in each instance.

13.2            No Waiver; Remedies.  A party may not waive a right or remedy except pursuant to a writing executed by such party.  No failure or delay in exercising any right or remedy or requiring the satisfaction     of any condition under this Agreement, and no course of dealing between the parties, operates as a waiver  or estoppel of any right, remedy or condition.  A waiver made in writing on one occasion is effective only       in that instance and only for the purpose that it is given and is not to be construed as a waiver on any      future occasion.  No single or partial exercise of any right or remedy under this Agreement precludes the simultaneous or subsequent exercise of any other right or remedy.  The rights and remedies of the parties   set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.

13.3           Severability.  If a court of competent jurisdiction determines that any provision of this         Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, such provision       is to that extent deemed omitted, and the balance of the Agreement remains in full force if the essential    terms and conditions of this Agreement for each party remain valid, binding and enforceable.

13.4           Assignment.  Vendor shall not assign any of its rights or delegate any performance under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, change of control, operation of law or any other manner, except with the prior written consent of Prudential.  Any purported assignment by Vendor of rights or delegation of performance without Prudential's prior written consent is void, and Prudential is entitled to terminate this Agreement effective as of the date Prudential obtains knowledge of the purported assignment or delegation without prejudice to Prudential's claims for damages.  Prudential may assign this Agreement in whole or in part and/or any of its rights, licenses, duties and/or obligations hereunder, upon written notice to Vendor and without Vendor's consent, to any Prudential Organization, or in connection with a reorganization, demutualization or change of control of Prudential, a business unit, division or line of business.  This Agreement is binding upon the parties' respective successors and permitted assigns.

13.5           Governing Law.  The laws of the State of New Jersey, without giving effect to its choice of law principles, govern all matters arising under or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.  The parties further agree that the Uniform Computer Information Transactions Act (UCITA) does not apply to this Agreement.

13.6           Forum.  Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement shall bring the legal action or proceeding in the United States District Court for the District of New Jersey, Newark Division, or in any court of the State of New Jersey sitting in Newark.  Each party waives, to the fullest extent permitted by law, (a) any objection which it may now or later have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the District of New Jersey, Newark Division, or any court of the State of New Jersey sitting in Newark; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

13.7            Waiver of Trial by Jury.  EACH PARTY, TO THE EXTENT PERMITTED BY LAW,         KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY                   JURY IN ANY ACTION OR LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES.  EACH PARTY                ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

13.8            Notices.  Each party shall deliver any notices required or desired pursuant to this Agreement in writing.  Notices are deemed given (I) if by hand delivery, upon receipt thereof; (ii) if mailed, five (5) days   after deposit in the U.S. Mails, postage prepaid, certified mail, return receipt requested, or (iii) if sent via overnight courier upon receipt.  Prudential shall address all notices to the Vendor at the address indicated on the first page of this Agreement.  Vendor shall address all notices to Prudential pursuant to the notice provision contained in the applicable Engagement Schedule.  In addition, the following individual shall also receive a copy of any and all notices sent to Prudential under this Agreement and Engagement Schedules issues hereunder: Roy A. Shulman, Chief Legal Officer, Operations and Systems Law, The Prudential Insurance Company of America, 55 Livingston Avenue, Roseland, New Jersey 07068.  Either party may change its address by giving written notice to the other party in accordance with the terms of this paragraph.

13.9            Survival.  All provisions hereof relating to proprietary rights, confidentiality and non-disclosure, indemnification and limitation of liability survive the completion of the Services or any earlier termination, expiration or rescission of this Agreement.

13.10            EEO Requirements.  To the extent applicable, then equal employment opportunity and affirmative action requirements set forth in 41 C.F.R. Part 60-1.4(a) (women and minorities), 41 C.F.R. Part 60-250.5(a) (covered veterans) and 41 C.F.R. Part 60-741.5(a) (individuals with disabilities) are hereby incorporated by reference into this Agreement.

13.11            Right to Hire.  Vendor will designate resources as Right to Hire or No-Right to Hire in the applicable Engagement Schedule.  If an Employee is designated Right to Hire and the Employee was working with Prudential for less than three (3) months upon hiring, Prudential shall pay a fee of ten percent (10%) of the first year's salary as Vendor's sole and exclusive remedy.  Notwithstanding the foregoing, if     the Employee was designated as Right to Hire and was working with Prudential for more than three (3) months no fee will be paid upon the hiring of the Employee as an employee by Prudential.  If an Employee   is designated “No Right to Hire” at the time of commencement of the engagement and Prudential later decides to offer employment to the Employee, Prudential shall pay the following fees to vendor as     Vendor's sole and exclusive remedy: (I) twenty (20%) percent of the Employee's first year's salary if the conversion occurs within 3 months after the beginning of the engagement; (ii) ten (10%) percent of the Employee's first year's salary if the conversion occurs within four to six months after the beginning of the engagement; and (iii) no fee if the conversion occurs more than six months after the beginning of the engagement.  Prudential shall pay the above fees to vendor only after the former Employee has been employed by Prudential for ninety (90) days.  Vendor agrees not to offer employment or otherwise engage any Prudential employee during the term of this Agreement and for a period of six (6) months after termination of the Prudential employee's employment, if the Prudential employee was voluntarily terminated from Prudential.  Vendor agrees not to offer employment or otherwise engage any person engaged by Prudential through another firm while that person is actively engaged by Prudential and for a period of three (3) months thereafter.

13.12            Records; Audit.

13.12.1                                 All records used or generated under this Agreement are the property of Prudential.  As part of the Services, Vendor agrees to keep and maintain all records used or generated under this Agreement as required for Prudential to comply with applicable laws and regulations, in accordance with generally accepted industry standards and Prudential's record retention requirements and Policies as communicated to Vendor from time to time.  Vendor further agrees to comply with any record hold orders issued by Prudential requiring preservation of certain records for legal,    regulatory or other purposes.  Vendor must maintain a system to reasonably safeguard Prudential's records from loss, alteration or destruction.  During the Retention Period, Vendor shall store one electronic copy of all such records on computer storage media separate and apart from the original copies and segregated from the records of any other of Vendor's customers.  Vendor must provide for reasonably prompt access and hard-copy reproduction of any record so maintained.

13.12.2                                Vendor agrees to keep and maintain all records used or generated under this Agreement during the Retention Period.  At no additional charge to Prudential, Vendor and its  agents shall, as and when reasonably requested by Prudential or any regulatory agency acting pursuant to applicable laws, rules and regulations, at all reasonable times and from time to time, during the Retention Period, (I) make such records available for inspection by such person or persons as Prudential designates as its authorized representatives, who shall have the right to take copies of or extracts from any records kept pursuant to this Agreement, (ii) permit Prudential's authorized representatives or such regulatory agency to examine and make copies of that portion of any Vendor's external audit opinions (including, but not limited to, the external auditor's  management letter, SAS 70 Type II audit reports prepared in accordance with Statement of    Auditing Standards No. 70, and other reports) which relates to Vendor's provision of Services under this Agreement, Vendor's privacy, data and information security procedures and controls, and Vendor's compliance with information security provisions, (iii) give Prudential's authorized representatives reasonable access, during regular business hours to Vendor's officers, employees and other representatives, including attorneys, accountants and others, in connection with such audit, and (iv) provide such computer access, office space and furniture and telephone, photocopying and electric service as may be necessary or advisable for Prudential's authorized representatives to conduct such an audit.  Prudential acknowledges that it will not be provided access to any confidential information that belongs to vendor's other customers.  At the end of the Retention Period, Vendor will deliver two copies of all retained records in an electronic format reasonably acceptable to Prudential.

13.12.3                                Vendor shall submit written reports on the progress of the Services performed        hereunder and Vendor's compliance with the terms of this Agreement at least weekly, or when and as requested by Prudential.

13.12.4                                If Prudential requires a copy of Vendor's end-to-end Type II SAS 70 audit of  Vendor's provision of the Services, Vendor's privacy, data and information security procedures and controls, or Vendor's operations in order to comply with Prudential's legal and regulatory   obligations, Vendor shall provide a copy to Prudential at no charge and as soon as reasonably practicable following Prudential's request, but no later than the date necessary for Prudential and its officers and auditors to rely on such audit report for the purpose of giving the certifications and opinions required under applicable law, including, without limitation, U.S. Securities laws.  If

Vendor engages an external auditor to conduct an end-to-end Type II SAS 70 audit of Vendor's operations, its privacy, data and information security procedures and controls, or its provision of the Services, Vendor shall provide a copy to Prudential as soon as reasonably practicable following Vendor's receipt thereof; such audit shall also report on each of vendor's subcontractors and each location where Vendor furnishes the Services.

13.12.5                                If an auditor or certified public accountant determines that Vendor has overcharged or underpaid Prudential, Vendor shall promptly pay to prudential the amount of the overcharge or underpayment plus interest thereon at the rate of five percent (5%) per annum from the date of the overcharge or underpayment.  The costs of the audit shall be borne by Prudential unless the overcharge or underpayment exceeds ten percent (10%), in which event Vendor shall bear the direct out-of-pocket costs of such audit.

13.13            Legal Fees.                                In any litigation or proceeding between the parties hereto arising out of or in connection with this Agreement, the prevailing party is entitled to recover its costs, legal fees and expenses (including, but not limited to, allocated costs of in-house staff counsel).

13.14            Further Assurances.                                           After the Effective date at Prudential's request, Vendor shall execute and deliver to Prudential any such additional instruments, documents, conveyances or assurances and take   such other actions as are necessary or appropriate to confirm and assure the rights and obligations   provided for in this Agreement and consummate the transactions contemplated hereby, or otherwise to effectuate the intent and purposes of this Agreement.

13.15            Most Favored Customer.

13.15.1                                Vendor agrees to treat Prudential as its most favored customer.  Vendor represents   that all of the prices, warranties, benefits and other terms being provided hereunder are equivalent to or better than the terms being offered by Vendor to its current similarly situated customers with equivalent   work complexity and volume.  If Vendor enters into an agreement with another customer providing such customer with more favorable terms, then this Agreement will be deemed appropriately amended to provide such terms to Prudential.  Vendor shall promptly provide Prudential with any refunds, credits or benefits thereby created.  Additionally, in the event that Vendor's parent, 3i- Infotech, Ltd., or any successor    provides a parental guarantee of any of Vendor's obligations under an agreement with another customer, Vendor agrees that such parent will provide a parental guarantee, to Prudential, of Vendor's obligations under the terms of this Agreement.

13.15.2                                At the request of Prudential, but not more than once during each year during the Term, an officer of Vendor will confirm to Prudential that this Section has not been contradicted by        Vendor since the later of (a) the Effective date, or (b) the date of the most recent confirmation provided        by Vendor pursuant to this Section.  If Vendor is unable to provide such confirmation because of a transaction entered into or offered by Vendor that is inconsistent with this Section, Vendor will provide Prudential an adjustment to the terms of the applicable Engagement Schedule as required in order to make the fees consistent with Section 13.15.1,

13.16            Headings.  The section headings are used in this Agreement for reference and convenience only and do not affect this Agreement's construction or interpretation.

13.17            Subsequent Modifications.  No amendment, alteration or modification of this Agreement is  effective or binding unless it is set forth in a writing signed by duly authorized representatives of both    parties.

13.18            Prudential Policies.  Vendor agrees to comply with, and to cause its Employees to comply, with   any and all Prudential policies, procedures and standards, including without limitation, Prudential's travel   and expenses policies, privacy and information security policies, Prudential's security procedures    applicable to persons performing Services at Prudential's premises, and Prudential's Policies for Vendors found at http://www.prudential.com/prudentialvendorpolicies (“Prudential Policies”), all of which        Prudential may update or revise from time to time.

13.19            Foreign Corrupt Practices Act.

13.19.1                                 Vendor will not, and will cause its agents, employees, officers, directors, shareholders, partners, and representatives associated with or acting on behalf of Prudential (collectively, the “Representatives”), and sub-contractors, if any, not to, directly or indirectly      through a third-party intermediary, in connection with this engagement and the business resulting therefrom, offer, pay, promise to pay, or authorize the giving of money or anything of value to         any Government Official for the purpose of inducing such Government Official to use his or her influence or position with the government or instrumentality thereof to affect or influence any act      or decision of such government or instrumentality, in order to assist in obtaining or retaining  business for, directing business to, or securing an improper advantage for Prudential.

13.19.2                                Vendor will, and cause its Representatives and sub-contractors, if any, to      maintain books and records that accurately reflect any payment of money or thing of value to a Government Official, directly or indirectly, in connection with this engagement.

13.19.3                                 Vendor will indemnify Prudential from and against all losses, liabilities,         damages, deficiencies, judgments, assessments, fines, settlements, costs and expenses (including, but not limited to, legal costs) that Prudential suffers or incurs arising from or related to any    violation of sub-paragraphs 13.19.1 or 13.19.2 of this Section by Vendor or its Representatives or sub-contractors.

13.19.4                                Vendor further agrees: (I) to participate in training associated with the     requirements of this section article, if so requested by Prudential, (ii) to immediately notify   Prudential in writing if subsequent developments cause the statements in this section article to be inaccurate or incomplete, and (iii) that simultaneously with its execution of the Agreement, and   upon Prudential's request from time to time thereafter, to provide a written certificate in form and substance satisfactory to Prudential (see Exhibit 4 attached hereto), indicating that Vendor is, and   to its knowledge all Representatives and sub-contractors, if any, are, in compliance with sub-paragraphs 13.19.1 and 13.19.2 above.  Upon Prudential's request, Vendor will also obtain from     its Representatives, and sub-contractors, if any, written certificate(s) in the form of Exhibit 4   attached hereto and provide a copy of such certificate(s) to Prudential.

13.19.5 The term “Government Official” includes any employee, agent or representative      of a non-US government and any non-US political party, party official or candidate.          Government Official may also include royalty, non US legislators, representatives of non-US      state-owned enterprises, and employees of public international organizations (including but not limited to the United Nations, International Monetary Fund, World bank and other international agencies and organizations), regardless of rank or position, and any individuals acting on behalf      of a Government Official.

13.19.6                                Vendor represents and warrants that neither Vendor, not its Representatives and sub-contractors, if any, (I) is a close relative of a Government Official or (ii) has any personal, business or other connection, relationship or association with any Government Official.  Vendor further represents and warrants that it and its Representatives and sub-contractors, if any, have all consents, permission and/or licenses to perform the Services and Vendor and its Representatives and sub-contractors, if any, will comply with, and the Services and payment of fees for Services     will comply with, all applicable national and local laws, rules and regulations.

13.19.7                                Upon a good faith request by Prudential, Vendor agrees to cooperate with  Prudential to determine if a violation of sub-paragraphs 13.19.1 and 13.19.2 of this Section has occurred.  If Prudential determines reasonably and in good faith that there has been such a  violation, it shall have the right to terminate this Agreement pursuant to the terms of Section 9.2.1 with immediate effect and without penalty of any kind.  In addition, if Prudential determines reasonably and in good faith that Vendor or any of its Representatives or sub-contractors, if any, have violated the substance of sub-paragraphs 13.19.1 or 13.19.2 of this Section in providing services to one or more other parties, it shall have the right to terminate this Agreement pursuant    to the terms of Section 9.2.1, with immediate effect and without penalty of any kind.  If       termination occurs pursuant to this sub-paragraph, Prudential shall be relieved of any further obligations under this Agreement.

13.20            Exhibits.  All exhibits, schedules, and attachments to this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

13.21            Facsimile and Electronic Signatures:Counterparts.  The parties may execute this Agreement      in one or more counterparts.  Execution of counterparts may occur by manual signature, facsimile    signature, manual signature transmitted by means of facsimile transmission or manual signature contained  in an imaged document attached to an email transmission.  Each counterpart executed in accordance with the foregoing will be deemed an original, with all such counterparts together constituting one and the      same instrument.  The exchange of executed copies of this Agreement or of executed signature pages to  this Agreement by facsimile transmission or as an imaged document attached to an email transmission constitutes effective execution and delivery of this Agreement and may be used for all purposes in lieu of      a manually executed copy of this Agreement.  However, any party delivering an executed counterpart of    this Agreement electronically may also request a manually executed counterpart of this Agreement as     soon as reasonably practicable following electronic transmission and the other party will promptly        execute and deliver the manually signed counterpart.  Failure to make such request will not affect the   validity, enforceability or binding effect of this Agreement.

13.22            Entire Agreement.  This Agreement, together with the exhibits, schedules, attachments and Engagement Schedules, constitutes the entire agreement between the parties in connection with the   subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotia-tions and discussions, whether oral or written, of the parties, and there are no warranties, representations and/or agreements between the parties in connection with the subject matter hereof except as set forth in  this Agreement.  The parties also understand, acknowledge and agree that, unless otherwise specified in a written instrument signed by an officer of each party, no additional terms or changes to these terms are    valid or binding on the parties, even if such additional terms or changes contain provisions to the       contrary.  Additionally, the parties specifically agree that any language or provisions contained on       Vendor's web site, statements of work or other Service documents, or contained in any “shrinkwrap” or “clickwrap” provided with a Work Product is of no force and effect if such language or provisions           conflict with the terms of this Agreement.

EXHIBIT 1

ENGAGEMENT SCHEDULE

SEE ATTACHED

EXHIBIT 2
(INTENTIONALLY OMITTED)

EXHIBIT 3

BASIC EMPLOYEE BACKGROUND INVESTIGATION PROGRAM REQUIREMENTS

Prudential's background investigation program serves to authenticate the honesty and integrity of its vendors and their Employees having access to Prudential's facilities and systems.  The following represents the minimum requirements that Vendor must meet prior to assigning any Employee to perform services for Prudential:

Vendor shall not assign any Employee to Prudential who has failed to disclose or misrepresent any information     covered in the course of the Vendor's background investigation of such Employee.

VERIFICATION OF IDENTITY

Vendor must verify each Employee's identity using current driver's license, a certified copy of the Employee's birth certificate, a passport, or through means such as an original social security card, and comparison of applicant's physical characteristics with information furnished by employment, education, military and other records.

EMPLOYMENT HISTORY

Except as noted below, Vendor must obtain employment and unemployment history for the past seven (7) years    through contacts with previous employers in order to obtain the following information:

•	Verification of claimed periods of employment.
•	Verification of activities during interruptions of employment in excess of 30 days.

Vendors shall use its best efforts to verify a seven (7) year employment history record.  Best efforts should at least       include Vendor's documented attempts to contact previous employers and obtain verification by telephone, letter or         other means.  If the employment history check cannot be accomplished for the entire seven (7) year period, Vendor          shall provide an explanatory statement of the reason.

EDUCATION HISTORY

Vendor must verify the highest degree obtained, regardless of date granted.

MILITARY SERVICE

Vendor shall verify any claimed military service within the last seven (7) years by receipt of Form DD214 or other        National Personnel Records Center (NPRC) records.  If it becomes known that an individual's discharge is other than honorable based solely upon receipt of a Form DD214, or if a Form DD214 is not available from the NPRC, Vendor         must make further investigation.

CRIMINAL HISTORY

Vendor shall conduct a seven (7) year criminal record check, covering all counties of residence and employment            during such ten year period to be inclusive of:

Felony – 7 year court search for all counties of residence and employment for the past 7 years
Misdemeanor – 7 year court search for all counties of residence and employment for the past 7 years
Federal – 7 year court search for the past 7 years

Convictions will not necessarily be a barrier to an Employee being assigned to Prudential.  Factors, including, but not    limited to, full disclosure in the application will be considered.  Pursuant to the Violent Crime Control and Law      Enforcement Act of 1994, however, individuals who have ever been convicted of a felony involving breach of trust or dishonesty will be prohibited from providing Services to Prudential unless they have obtained the requisite waiver from the appropriate insurance commission.

U.S. DEPARTMENT OF TREASURY, OFFICE OF FOREIGN ASSET CONTROL (“OFAC”)

Vendor shall complete a current (within thirty-days before placement) OFAC check for each Employee.  Only those individuals who are not on the OFAC list shall be placed at Prudential.

Questions regarding Vendor's obligations under this Exhibit should be submitted in writing and directed to: Chief         Security Officer, Global Security, Prudential Financial, 751 Broad Street, NJ-01-01-01, Newark, NJ 07102.

EXHIBIT 4

FCPA Certificate

I, {Name}, in my capacity as President of {Name of Vendor} (the “Company”) hereby certify that I am in compliance with legal requirements under (I) the U.S. Foreign Corrupt Practices Act and (ii) all other applicable laws relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to or in connection with Government Officials (collectively, the “Anti-Corruption Laws”).  I have not received any written communication that alleges       that the Company or any agent, employee, officer, directors, shareholders, representatives or any other     person associated with or acting on behalf of me (including sub-contractors) is, or may be, in violation of,      or has, or may have, any liability under, any Anti-Corruption Laws.

From the period {Date-at least 3 years prior to date of agreement} to {Date of Certificate} and to the      best of my knowledge, information and belief, the Company and its agents, employees, officers, directors, shareholders, partners, and representatives (collectively the “Representatives”), and sub-contractors, if         any, have not, directly or indirectly through a third party intermediary, in connection with this          engagement and the business resulting therefrom, offered, promised or authorized the payment of, or paid,    any money, or the transfer of anything of value to a Government Official for the purposes of influencing     such Government Official to use his or her influence or position with the government or any       instrumentality thereof, in order to assist in obtaining or retaining business for, directing business to, or securing an improper advantage for Prudential.

I hereby confirm that should I or any Representative or sub-contractor, if any, learn of or have reason to    know of any such payment, offer, or agreement to make a payment to a Government Official for the       purpose of obtaining or retaining business for, directing business to, or otherwise securing an improper advantage for Prudential, I will immediately advise Prudential of my knowledge or suspicion.

The term “Government Official” includes any employee, agent or representative of a non-US government,   and any non-US political party, party official, or candidate.  Government Official may also include         royalty, non-US legislators, representatives of non-US state-owned enterprises, and employees of public international organizations (including the United Nations, International Monetary Fund, World Bank and    other international agencies and organizations), regardless of rank or position, and any individuals acting       on behalf of a Government Official.

{Company}

By:           _________________________________

Title:

Date:

ENGAGEMENT SCHEDULE

THIS ENGAGEMENT SCHEDULE, is made this 23rd day of December, 2010                          (“Effective Date”) by and between The Prudential Insurance Company of America              (“Prudential”) and Regulus Group, LLC (“Vendor”) and is attached to and made a part of that       certain Master Service Agreement between Prudential and Vendor dated December 23, 2010 (the “Agreement”).

Background

Pursuant to the Agreement, Prudential has selected Vendor to provide, and Vendor has  agreed to provide to Prudential and its Affiliates, the information technology solutions and           related services proposed by Vendor, all as further described in the Engagement Schedule and        on the terms and conditions set forth in this Engagement Schedule and the Agreement.       Capitalized terms used in this Engagement Schedule, and not otherwise defined in this     Engagement Schedule or Attachment A to this Engagement Schedule, have the meanings       specified in the Agreement.  In the event of conflict between the Engagement Schedule and the Agreement, this Engagement Schedule controls.

Prudential and Vendor agree as follows:

1. SERVICES

1.1 Generally.  Commencing as of the Effective Date and continuing throughout the Term, Vendor will provide to Prudential and its Affiliates:

(a)       the Transition Services described in the Statement of Work attached to this Engagement Schedule as Attachment B-1;

(b) the Remittance Processing Services described in the Statement of Work      attached to the Engagement Schedule as Attachment B-2:

(c) the services, including project activities and services, being performed prior to    the Effective Date by the Affected Employees and such other Prudential employees and        Prudential Agents whose information technology functions were eliminated as a result of this Engagement Schedule, even if the service, function or responsibility is not specifically described        in this Engagement Schedule; and

(d)       any incidental services, functions or responsibilities bot specifically described in this Engagement Schedule, but which are required for the proper performance and delivery of the services, functions and responsibilities set forth in (a) through (c) above ((a) through (d) collectively, the "Designated Services").

1.2           Changes in Law and Regulations.

(a)           Each of the parties will promptly notify the other party of any changes in Regulatory Requirements of which it becomes aware, that may relate to the use of the Services        by Prudential and its Affiliates or Vendor's delivery of the Services.  Vendor and Prudential will       work together to identify the impact of such changes on how Prudential uses, and Vendor         delivers, the Services.  Vendor will be responsible for any fines and penalties arising from any noncompliance in Vendor's delivery of the Services with any such law, legislative enactment or industry or regulatory requirement of which Vendor had knowledge or Vendor should have had knowledge as a provider of the Services generally.

(b)            Vendor will perform the Services regardless of changes in Regulatory Requirements, including Prudential Regulatory Requirements.  If such changes prevent Vendor     from performing its obligations under this Engagement Schedule, Vendor will promptly develop      and, subject to Prudential's written approval, implement a suitable Workaround until such time as Vendor can perform its obligations under this Engagement Schedule without such Workaround.      Any Change in the Services required because of changes in Regulatory Requirements will be     subject to the Change Control Procedures set forth in Attachment F.

2.           TRANSITION SERVICES: THIRF PARTY SERVICES

2.1           Transition Services.                                             Vendor will, in accordance with the terms set forth in  Attachment B-1 (Transition Services), perform all functions and services necessary to          accomplish the transition of the appropriate information technology operations and capabilities           of Prudential to Vendor (the "Transition Services").  The Transition Services will be performed              in accordance with Attachment B-1, including a transition schedule and related milestones for           the transition of services and functions to Vendor from Prudential set forth in Attachment B-1,          and in a manner that will minimize any disruption to the business of Prudential and its             Affiliates.  Prudential will perform those obligations respecting the transition of its information technology operations and capabilities to Vendor as are specifically identified as Prudential responsibilities in Attachment B-1.

2.2           Third Party Services.  Prudential may contact with a third party to perform any  service, including application development, maintenance, training and related services to         augment or supplement the Services ("New Services").  Upon request of Prudential, Vendor will   assist Prudential in identifying qualified third party suppliers to provide New Services.  If        Prudential contracts with a third party to perform any New Services, Vendor will cooperate in         good faith with Prudential and any such third party, to the extent reasonably required by        Prudential, provided Vendor is not required to disclose its proprietary information to such third      party, unless by mutual consent between Vendor and Prudential in writing.

3.           PRUDENTIAL RESPONSIBILITIES

3.1           Prudential Project Manager.  Within thirty (30) days following the Effective            Date, Prudential shall appoint an individual (the "Prudential Project Manager") who will serve as       the primary Prudential representative under this Engagement Schedule.  The Prudential Project Manager will (a) have overall responsibility for managing and coordinating the performance of

the obligations of Prudential under this Engagement Schedule, and (b) be authorized to act for       and on behalf of Prudential with respect to all matters relating to this Engagement Schedule.  Notwithstanding the foregoing, the Prudential Project Manager may, upon written notice to       Vendor's Project Executive, delegate such of his or her responsibilities to other Prudential     employees or representatives as the Prudential Project Manager deems appropriate.

3.2           [INTENTIONALLY LEFT BLANK]

3.3           Use of Prudential Facilities.  Vendor's use of, and the provision by Prudential           of, the Prudential Assets and facilities (and/or that of Prudential's third parties), will be governed        by the terms of the Agreement and as set forth in the applicable Statement of Work.

4.            [INTENTIONALLY LEFT BLANK]

5.            SERVICE LEVELS

5.1           Service Levels.  Vendor will perform the Services in accordance with acceptable industry standards and in accordance with the Service Levels set forth in Attachment E-1 (for Transition Services) and Attachment E-2 (for Remittance Processing Services).  The Service      Levels during the Term will be at least as good as those provided to Prudential prior to the       Effective date.

5.2           Adjustment of Service Levels and Redefinition of Adjustment Formulate.
Prudential may, in accordance with the Change Control Procedures set forth in Attachment F: (a)     add or delete Service Levels and (b) redefine the Service Level adjustment formulae set forth in Attachment E-1 and/or Attachment E-2 (as amended from time to time), in each case as provided      in Attachment E-1 and/or Attachment E-2, as the case may be (Service levels).

5.3           [INTENTIONALLY LEFT BLANK]

5.4           Root-Cause Analysis.  Upon Vendor's failure to provide the Services in       accordance with the applicable Service Levels (for any reason other than a Force Majeure Event) Vendor will promptly (a) perform a root-cause analysis to identify the cause of such failure, (b)    provide Prudential with a report detailing the cause of, and procedure for correcting, such failure,      (c) obtain Prudential's written approval of the proposed procedure for correcting such failure, (d) correct such failure in accordance with the approved procedure, (e) provide weekly (or more    frequent, if appropriate) reports on the status of the correction efforts, and (f) provide Prudential      with assurances satisfactory to Prudential that such failure has been corrected and will not recur.

5.5           Measurement and Monitoring Tools.  As of the Effective date, Vendor and   Prudential will mutually agree on the measurements and service level management procedures, pursuant to the governance procedures set forth in Attachment G and performance standards set  forth in Attachment E-1 and E-2, to measure Vendor's performance of the Services against the applicable Service Levels.  Such measurement and monitoring tools and procedures will (a) for Attachment E-1, be implemented upon the Effective Date; (b) for Attachment E-2, be         implemented after successful completion of all testing and written acceptance by Prudential of         the Transition Services set forth in Attachment B-1; (c) permit reporting at a level of detail         sufficient to verify compliance with the Service Levels; and (d) be subject to audit by Prudential or its designee in accordance with the Agreement, except such audit will not include the installation of any audit software on Vendor's network.

5.6           Service Level Credits.  If vendor fails to provide the Services in accordance with      the applicable Service Levels for any reason, except for Force Majeure Events (as defined in the Agreement), vendor will incur Service level Credits identified in and according to the                 schedule set forth in Attachment E-1 and/or Attachment E-2, provided that Vendor may earn           back such Service level credits as provided under the provisions of Attachment E-1 and/or   Attachment E-1, as the case may be.  The Service Level credits will not limit Prudential's right            to recover, in accordance with the terms of this Engagement Schedule, any other damages to       which it may be entitled with respect to such failure to provide the Services in accordance with          the Service Levels.

6.            WORK PRODUCT

In accordance with the terms of the Agreement, the development of any Work Product in connection with the Designated Services will be specifically described in the applicable          Statement of Work.  Each party's authorized representative must agree in writing to the        designation of deliverables as Work Product.

7.            SERVICE LOCATIONS

The Services will be provided as set forth in Attachment C: (a) to the Prudential Service Locations, (b) from the Designated Vendor Service Locations and Designated Vendor Data Centers, and (c) from the Additional Vendor Service Locations and/or Additional Vendor data Centers; provided, however, that the provision of Services from an Additional Vendor Service Location and/or Additional Vendor Data Center is subject to Prudential's written approval.  If Vendor requests the use of an Additional Vendor Service Location and/or Additional Vendor Data Center, any reasonable incremental expenses incurred by Prudential as a result of Vendor's use if an Additional Vendor Service Location will be paid by Vendor or reimbursed to Prudential by Vendor, including costs associated with relocation of transmission lines and post office boxes.  If Prudential requires the use of an Additional Vendor Service location and/or Additional Vendor Data Center, it will incur the aforementioned costs and expenses.  Vendor shall not provide Services to any third party from any Prudential Service Location.

8.            REPORTS

Vendor will provide reports to Prudential in the form agreed upon by the parties and listed in Attachment L.  After the Effective date, any Prudential requested changes to existing reports or requests for customized reports/supporting documentation that are not generally available to vendor's other customers shall be subject to the Change Control Procedures set forth in Attachment F.

9.            PROJECT STAFF

9.1           Vendor Project manager.  Vendor will appoint in individual (the "Vendor Project Manager"), who from the date of this Engagement Schedule will serve as the primary Vendor representative under this Engagement Schedule.  Vendor's appointment of any Vendor

Operational Project manager will be subject to review by Prudential and mutually agreed upon by the parties in writing.  The Vendor Project Manager will (a) have overall responsibility for managing and coordinating the performance of Vendor's obligations under this Engagement Schedule, and (b) be authorized to act for and on behalf of Vendor with respect to all matters relating to this Engagement Schedule.

9.2           Vendor Key Employees.  With respect to the vendor Key Employees, the parties agree as follows:

(a)           Each Vendor Key Employee will be assigned to the Prudential account.  Before assigning an individual to a Vendor key Employee position, whether as an initial assignment or as a replacement, the parties must mutually agree on such individual in writing.

(b)           Unless mutually agreed to by the parties in writing, Vendor will not replace or reassign (i) any Vendor Key Employee for one year from (A) the Effective Date, in the case of the initial Vendor Key Employees, or (B) the date of his or her assignment to the Prudential account, in the case of any individual replacing the initial Vendor Key Employees, unless such Vendor Key Employee (v) is promoted to another position by Vendor (w) voluntarily resigns from Vendor, (x) is dismissed by Vendor, (y) fails to perform his or her duties and responsibilities pursuant to this Engagement Schedule, or (z) dies or is unable to work due to his or her disability.

(c)           If Prudential decides that any Vendor Key Employee should not continue in that position, then the Prudential Project Manager may, upon notice to Vendor, require removal of such Vendor Key Employee.  Vendor will, as soon as reasonably practicable. replace such Vendor Key Employee in accordance with Section 10.1.  Vendor will conduct the replacement for the Vendor Key Employees in such a manner so as to assure an orderly succession for any Vendor Key Employee who is replaced.  Vendor's obligations relating to error and delay/failure rates and other performance standards will not be excused in the event any Vendor Key Employee, Vendor Project Staff member, or Vendor Agent is replaced, including, without limitation, for causes such as: failure of the replaced individual to obtain and/or maintain the necessary training, expertise, licensure, certification or other qualification required to perform their duties competently.  In addition, such replacement is not considered a Force Majeure Event.

(d)           If any Vendor Resource assigned to provide Services and has access to Prudential Systems under this Engagement Schedule is terminated or otherwise removed from the Prudential account, Vendor must notify Prudential within one (1) Business Day of said termination/removal in order to for Prudential to terminate that resource's access to Prudential Systems.

9.3           Project Staff.  Vendor will appoint a sufficient number of individuals, with suitable training and skills to perform the Services.  Vendor will provide Prudential with a list of all Vendor employees dedicated to the Project Staff at the end of every six (6) months following the Effective Date.  Project Staff located at Prudential Service Locations may only provide services on such premises which support the operations of Prudential.  Vendor will not, without

Prudential's written approval, appoint as a member of the Project Staff, any former employee or contractor of Prudential or its Affiliates, except in the case of the Affected Employees.

9.4           Conduct of Vendor Personnel.  While at the Prudential Service Locations, Vendor and Vendor Agents will comply with the requests, standard rules and regulations of Prudential regarding safety and health, personal and professional conduct generally applicable to such Prudential Service Locations, and otherwise conduct themselves in a businesslike manner.

9.5           Right to Remove Vendor Resources.  Prudential shall have the right, in its sole discretion, to require Vendor within five (5) Business days. or such other timeframe mutually agreed to by the parties in writing, to remove and, at Prudential's request, provide a replacement for any Vendor Resource working on-site at Prudential's facilities or with direct contact with Prudential, including without limitation, the Vendor Project Manager or any Vendor Agent, whom Prudential deems to be unfit or otherwise unsatisfactory to perform Vendor's duties hereunder, provided that Prudential shall exercise such right in writing.  Race, gender, age, national origin or other legally protected status shall not be valid grounds for any such request by Prudential.

9.6           Offshore Vendor Resources.  Vendor Resources located offshore (outside of the United States) and authorized by Prudential to perform certain Designated Services, as agreed to in writing by the parties, are prohibited from gaining access to any Prudential Confidential Information prior to the Vendor's full implementation of the Data Loss Protection controls, which are subject to a security review by Prudential, agreed to by the parties.

10.            MANAGEMENT AND CONTROL

10.1           Governance Provisions.  Attachment G sets forth the governance and dispute resolution process that will enable the parties to (a) oversee the performance of each party's obligations under this Engagement Schedule, and (b) monitor and resolve disagreements regarding the provision of the Services and the Service Levels that are not resolved by the Prudential Project manager and Vendor Project Manager.

10.2           [INTENTIONALLY LEFT BLANK]

10.3           Change Control Procedures.  Any proposed changes to the Services set forth in this Engagement Schedule must be made in accordance with the Change Control Procedures set forth in Attachment F.

11.            SOFTWARE

11.1           Prudential Software.  Prudential hereby grants to Vendor, solely to provide the Services, a worldwide, royal-free, non-exclusive, non-transferable license to Use (a) the Prudential Proprietary Software, (b) to the extent permissible under the applicable Prudential Third Party Contracts, the Prudential Third Party Software, and (c) to the extent permissible under the applicable Prudential Third Party Contracts, and related Documentation in the possession of Prudential on or after the Effective date.  Vendor may sublease, to the extent permissible under this Engagement Schedule and the applicable Prudential Third Party

Contracts to vendor Agents the royaly-free right to Use the Prudential Software solely to provide those Services that such Vendor Agents are responsible for providing under this Engagement Schedule, and for no other purpose or customer of Vendor or Vendor Agents.

11.2           Vendor Software.  Vendor hereby grants, and will cause to be granted, to Prudential and its Affiliates and Prudential Agents an irrevocable, worldwide, royalty-free, non-transferable (except as transferable under the Agreement), non-exclusive license to Use the Vendor Software during the Term and the Termination Assistance Period, solely to the extent that such Use is reasonably required in connection with the use of the Services by Prudential and its Affiliates and, in the case of the Vendor Third Party Software, to the extent such Use is permitted under applicable third party agreements.

12.            BUSINESS CONTINUITY PLAN

12.1           [INTENTIONALLY LEFT BLANK]

12.2           Following implementations of vendor's BCP in accordance with this Engagement Schedule and the Agreement, Vendor will: (i) periodically update and test the operability of the BCP during every Contract Year that the BCP is fully operational, including testing of all interfacing telecommunications with Prudential; (ii) promptly share its testing results with Prudential; (iii) participate in Prudential's BCP and business continuation tests; (iv) certify to Prudential at least twice during every Contract Year that the BCP is fully operational; (v) implement the BCP upon the declaration by Prudential of a disaster under such BCP; (vi) reinstate all Critical Business Applications upon the declaration of such a disaster within seventy-two (72) hours in accordance with the BCP; and (vii) reinstate all other Services upon the declaration of such a disaster within the time frames specified in the BCP.  If Critical Business Applications are not reinstated within seventy-two (72) hours or if the other Services are not reinstated in accordance with the time frames in such BCP, Prudential may terminate this Engagement Schedule immediately upon notice to vendor.  In the event of such a disaster, Vendor will not increase its Fees under this Engagement Schedule or charge Prudential any additional or other fees or amounts.

12.3           If a disaster prevents, hinders or delays performance of the Services for more than seventy-two (72) hours, Prudential may procure such affected Services from an alternate source, and vendor will promptly reimburse Prudential for all costs and expenses incurred by Prudential in procuring the Services during the pendency of the disaster, to the extent that those costs and expenses exceed Vendor's Fees hereunder for such Services.

12.4           In addition to the health crisis provision set forth in the Agreement, vendor will adhere to any and all other pandemic and crisis management procedures described in Attachment H or as otherwise set forth in this Engagement Schedule.

13.            PAYMENTS TO VENDOR

13.1           Base Charges.  In consideration of vendor providing the designated Services, Prudential will pay to Vendor the Fees for the Designated Services (the "Base Charges") set forth on Attachment D (Service Fees).  Except as expressly set forth in this Engagement

Schedule, there will be no charges or Fees payable by Prudential in respect of Vendor's performance of its obligations pursuant to this Engagement Schedule.

13.2           [INTENTIONALLY LEFT BLANK]

13.3           [INTENTIONALLY LEFT BLANK]

13.4           Rights of Set-Off.  With respect to any amount that (a) should be reimbursed to Prudential, or (b) is otherwise payable to Prudential pursuant to this Engagement Schedule, Prudential may, upon notice to Vendor, deduct the entire amount owed to Prudential against the Fees owed to Vendor under this Engagement Schedule.

13.5           Proration.  Except as set forth on Attachment D, all periodic Fees and charges under this Engagement Schedule are to be computed on a calendar month basis and will be prorated on a per diem basis for any partial month.

14.            PAYMENT SCHEDULE AND INVOICES

14.1           Base Charges.  Not later than the tenth (10th) day of each month of the Term, Vendor will deliver to Prudential or its designee a correct invoice (the "Monthly Invoice"), together with any supporting documentation that Prudential may request, for the Base Charges relating to Designated Services performed in accordance with this Engagement Schedule during the preceding month.  Vendor will provide the Monthly Invoice in a form and detail (including chargeback information) satisfactory to Prudential.

15.            TERM AND TERMINATION

15.1           Term.  The term of this Engagement Schedule commences on the Effective Date and continues for a period of eight (8) consecutive calendar years thereafter, the anniversary date being December 31st such that the term years of the Engagement Schedule are synchronized with calendar years, unless terminated earlier in accordance with its terms and/or the Agreement ("Initial Term").  [Example: Effective Date Oct. 1, 1981 + 8 calendar years (Jan. 1, 1982 - Dec. 31, 1989); Initial Term = Oct. 1, 1981 through Dec. 31, 1989; all renewal terms will be on a calendar year basis starting Jan. 1].  Prudential, in its sole discretion, has the right to renew this Engagement Schedule for one (1) additional two (2)-year term by providing Vendor with written notice at least one hundred eighty (180) days prior to the expiration of the Initial Term ("First Renewal Term").  If Prudential desires to enter into any additional two (2)-year renewal terms, it must provide Vendor with at least one hundred eighty (180) days written notice prior to the end of the First Renewal Term and any subsequent renewal term, and Vendor and Prudential shall mutually agree to renew this Engagement Schedule.  All renewals will be governed by the terms and conditions of this Engagement Schedule and the Agreement.

The Initial Term, the First Renewal Term, and any subsequent Renewal Term are collectively referred to in the Engagement Schedule as "Term."

15.2           Fee Escalation.  Vendor may increase its rates, so that the new rates will become effective on January 1, 2015, provided that: (i) Vendor gives Prudential 180 days notice of such increase and (ii) that such increase will not exceed the lesser of CPI (as defined in the

Agreement) or five percent (5%) above the rates charged Prudential during the preceding Term.  Vendor will submit a new pricing proposal to Prudential for the First Renewal Term, upon at least thirteen (13) months notice to Prudential prior to the end of the Initial Term.  For any subsequent Renewal Term of this Engagement Schedule, Vendor may increase its rates, provided that such increase will not exceed the lesser of CPI (as defined in the Agreement) or three percent (3%) above the rates charged Prudential during the preceding Term.

15.3           Termination.  The Parties' termination rights are set forth in the Agreement.  Prudential's ability to terminate the Agreement or this Engagement Schedule without cause during the Initial Term may be subject to termination fees as set forth in Attachment D.

16.            NOTICES

All notices required pursuant to this Engagement Schedule, must be sent to the following individuals, unless otherwise indicated in writing to the other party.

Notices to Prudential:

Program management Executive (currently Leonard Hayes)
The Prudential Insurance Company of America
2102 Welsh Road, Floor 3N
Dresher, PA 19025

Operational Project Manager (currently Judy Pertain)
The Prudential Insurance Company of America
2102 Welsh Road, Floor 3N
Dresher, PA 19025

Notices to Regulus Group, LLC

Kathy Hamburger
Regulus Group, LLC
2012 Corporate Lane, Ste 108
Naperville, IL 60563

IN WITNESS WHEREOF, each of Prudential and Vendor has caused this Engagement Schedule to be signed and delivered by its duly authorized representative.

THE PRUDENTIAL INSURANCE COMPANY                                                                                                REGULUS GROUP, LLC
OF AMERICA

By:    /s/   B. A. Connelly                                                                                                By:
Name:     B.A. Connelly                                                                                                Name:
Title:   SVP                           12/23/10                                                                                                Title:

[Law Dept. Seal here]

Page 10 or 114

IN WITNESS WHEREOF, each of Prudential and Vendor has caused this Engagement Schedule to be signed and delivered by its duly authorized representative.

THE PRUDENTIAL INSURANCE COMPANY                                                                                                REGULUS GROUP, LLC
OF AMERICA

By:                                                                                                By:     /s/ Kathleen Hamburger
Name:                                                                                                 Name:   Kathleen Hamburger
Title:                                                                                                 Title:    CEO & President

[Law Dept. Seal here]

Page 10 or 114

ATTACHMENT REFERENCE

ATTACHMENT A                                           Definitions

ATTACHMENT B-1                                                      Statement of Work - Transition Services

ATTACHMENT B-2                                                      Statement of Work - Remittance Processing Services

ATTACHMENT C                                           Service Locations

ATTACHMENT D                                           Service Fees

ATTACHMENT E-1                                                      Performance Standards - Transition Services

ATTACHMENT E-2                                                      Performance Standards - Remittance Processing Services

ATTACHMENT F                                           Service Changes

ATTACHMENT G                                           Governance and Dispute Resolution Process

ATTACHMENT H                                           Business Continuity and Crisis Management

ATTACHMENT I                                           INTENTIONALLY LEFT BLANK

ATTACHMENT J                                           Vendor's Third Parties

ATTACHMENT K                                           INTENTIONALLY LEFT BLANK

ATTACHMENT L                                           Reporting Requirements

ATTACHMENT M                                           Records Retention Policy

ATTACHMENT N                                           INTENTIONALLY LEFT BLANK

ATTACHMENT O                                           INTENTIONALLY LEFT BLANK

ATTACHMENT P                                           INTENTIONALLY LEFT BLANK

ATTACHMENT Q                                           INTENTIONALLY LEFT BLANK

ATTACHMENT R                                           INTENTIONALLY LEFT BLANK

ATTACHMENT S                                           Vendor Key Employees

Page 11 or 114

ATTACHMENT A

DEFINITIONS

The following defined terms used in this Engagement Schedule have the meanings specified below.  Any other capitalized term set forth in this Engagement Schedule but not defined in this Engagement Schedule shall have the meanings set forth in the Agreement.

"Actual Receipt Date and Time" has the meaning set forth in Attachment B-2, Section 2.2.6.  It is   also referred to "Receipt date and Time" and "Date and Time Stamp."

"Additional Vendor Data Center(s)" means any location other than a Designated Vendor Data Center from which Vendor provides the Services, which would be identified in Attachment C.

"Additional Vendor Service Location(s)" means any location other than a Designated Vendor Service Location from which Vendor provides the Services, which would be identified in Attachment C.

"Affected Employees" means the Prudential employees whose jobs were eliminated as a result of this Engagement Schedule and who Prudential may identify in an attachment hereto, if applicable.

"Affiliates" has the meaning set forth in the Agreement.

"Billable Project Work" means a discrete unit of non-recurring or randomly occurring work that is specifically requested of the Vendor by Prudential and has Prudential's written approval to provide or supply Prudential with advice, assistance, design work, engineering, development, build out, delivery, installation, testing, implementation, deployment, operations or management activities.  Billable Project Work will utilize or employ the skills, knowledge, tools, technologies, assets, facilities and processes that are in use or reasonably be expected to be in use by the Vendor to provide Designated Services.  Billable Project Work will be estimated in, tracked and reported to Prudential by the Vendor.

"Business Continuity Plan and Crisis Management" or "BCP" means the plan included as part of Attachment H that specifies the procedures to be followed with respect to the continued provision of Services in the event Vendor's item processing system (including any third party systems used to provide Services hereunder) is unavailable for use because it has been destroyed or damaged to such extent that Vendor is unable, pending restoration of the system, to provide any or all of the Services.

"Business Day" means Monday through Friday other than such holidays as observed by Prudential and Vendor.  In the event that Prudential does not send Vendor notice as to the holidays being observed, holidays shall be: New year's day, Martin Luther King Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas day and as otherwise notified in writing by each respective business groups.

"Change" has the same meaning as "Service Change."

"Change Control Procedures" means the written description of the change procedures applicable to any Service Change under this Engagement Schedule as set forth in Attachment F.

"Change in Control" means the (i) consolidation, merger, share exchange or other business combination involving a party in which immediately following such transaction either (x) less than 50% of the directors of the surviving parent entity immediately following the closing of the transaction were directors of the party immediately prior to the closing of the transaction, or (y) less than 50% of the voting power of the surviving parent entity immediately following the closing of the transaction, (ii) sale, transfer or other disposition of all or substantially all of the assets of a party, or (iii) acquisition by any entity, or group

Page 12 or 114

of entities acting in concert, of beneficial ownership of 30% or more of the outstanding voting securities of a party.

"Conforming Remittances" means Remittances received into the Post Office Boxes (as chosen by Prudential) that contain one (1) check and one (1) TAD with an OCR scanline in a Prudential supplied reply envelope that can be opened, captured and processed using high speed equipment.

"Contract Year" means each calendar year period during the Term, except for the first calendar year which begins on the Effective Date of the Engagement Schedule and continues through the end of the following calendar year (for example: if the Effective date is Oct. 1, 1982, the first calendar year during the Term is Oct. 1, 1982 - December 31, 1983).

"Control" has the meaning set forth in the Agreement.

"Date and Time Stamp" has the same meaning as "Actual Receipt Date and Time" and "Receipt date and Time."

"Designated Services" has the meaning assigned in Section 1.1 of the Engagement Schedule.

"Designated Vendor data Center(s)" means any Vendor service location set forth in Attachment C.

"Express Mail" means any mail that requires a signature when delivered (e.g. - FedEx, UPS, USPS).

"Fees" means the Base Charges and any other amounts payable by Prudential to vendor pursuant to this Engagement Schedule and set forth in Attachment D.

"Force Majeure Event" means circumstances beyond a party's control including without limitation, acts of God, war or other hostilities and domestic or foreign governmental acts, orders or regulations (excluding labor and union-related activities and the nonperformance of any Vendor Agent regardless of cause).

"MPG" means Prudential's Group Insurance division.

"Non-Conforming Remittances" means Remittances received in the post office boxes (as chosen by Prudential) that contain more than one (1) check and one (1) TAD per envelope or just one (1) check in the envelope that are not processed on high speed equipment (e.g. any Remittance that does not meet the Conforming Remittances specifications).

"OCR" means optical character recognition.

"On-Line Payments" mean Prudential customer payments made electronically via the internet through their on-line banking providers.

"PARC" means the acronym for Prudential's cash flow controller.  PARC is a front-end system that establishes a receivable database, matches premium Remittances received to this database and creates premium Remittance transactions that are forwarded to the policy administration systems.

"Post Office Box" or "P.O. Box" means a USPS post office box designated by Prudential for receipt of Remittances.

"Project Staff" and "Vendor Resouces" mean the personnel of Vendor and Vendor Agents who provide the Services.

"Prudential Agents" mean the agents, subcontractors and other representatives of Prudential, other than Vendor and Vendor Agents.

"Prudential Assets and Facilities" means all material, property, intellectual property, data, Technology, or any other item (tangible or intangible) owned, Controlled, or leased by Prudential, its parent companies, and its and/or their subsidiaries, Affiliates, or business divisions.

           "Prudential Confidential Information" means Confidential Information of Prudential and its Affiliates, as defined in the Master Services Agreement between the parties that governs their Engagement Schedule.

"Prudential Data" has the meaning set forth in the Master Services Agreement executed by the parties that governs this Engagement Schedule.

"Prudential Personnel" means any officer, director, employee of Prudential or their immediate family member of Prudential.

"Prudential Project Management Team" means the point of contact for Prudential identified in Attachment S. Prudential may change its members by providing written notice of Vendor.

"Prudential Proprietary Software" means the Software, including the Developed Software, and Related Documentation owned, acquired or developed by or on behalf of Prudential to be used by Vendor to provide the Services, including the Software listed as "Prudential Proprietary Software" in Attachment I.

"Prudential Service Location(s)" means any Prudential service locations set forth in Attachment C, as the same may be amended by Prudential from time to time upon notice to Vendor.

"Prudential Software" means, collectively, the Prudential Proprietary Software and the Prudential Third Party Software.

"Prudential Systems" has the meaning set forth in the Master Services Agreement executed by the parties that governs this Engagement Schedule.

"Prudential Third Party Software" means the Software and Related Documentation that is (i) licensed or leased by Prudential from a third party, including the Software listed as "Prudential Third Party Software" in Attachment I (Software/Systems Requirements), and (ii) used by Vendor Resouces to provide the Services.

"Receipt Date and Time" has the same meaning as "Actual Receipt Date and Time" and "Date and Time Stamp."

"Regulatory Requirements" means the laws, rules and regulations on a national, state and local level that apply directly or indirectly to the delivery of Services under this Engagement Schedule.

"Related Documentation" means, with respect to Software, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describe the function and use of such Software.

"Remittance(s)" means customer payments in the form of paper checks, paper drafts, other paper forms of payment, cash, and On-Line Payments.

"Renewal Term" means the subsequent period of such duration as may be agreed by the parties following the expiration of the Term in accordance with Section 15.

"Service Changes" has the meaning as set forth in Attachment F.  It is also referred to as "Change".

"Service Level(s)" means the service level and standards for the performance of the Designated Services set forth in Attachment E-1 and Attachment E-2.

"Service Level Credits" has the meaning specified in Attachment E-1 and Attachment E-2.

"Service Location(s)" means any Prudential Service Location, Designated Vendor Service Location or Additional Designated Vendor Service Location, as applicable and set forth in Attachment C.

"Services" means, collectively, the Designated Services, the Transition Services, and the Termination Assistance Services.

"Software" means the source code and object code versions of any applications programs, operating system software, computer software languages, utilities and other computer programs, in whatever form or media, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities, and other computer programs are recorded or printed, together with all corrections, improvements, updates and releases thereof.

"TAD" means any Remittance turnaround document, in the form of either a detachable portion of the policyholder billing statement or a Remittance coupon that is returned with a policyholder Remittance.

"Technology" has the meaning as set forth in Attachment B-1, Section 1.1.

"Transition Plan" means the transition plan set forth in Attachment B-1.

"USPS" means the United States Postal Service.

"Vendor" means Regulus Group, LLC.

"Vendor Agents" means the agents, subcontractors, and other representatives of Vendor.

"Vendor Key Employees" means, collectively, the Vendor Project Manager and the other individuals designated as such in Attachment S.

"Vendor Project Management Team" means the point of contact for Vendor identified in Attachment S (Key Employees). Vendor may change the members only with the prior written approval of Prudential.

"Vendor Proprietary Software" means the Software and Related Documentation owned, acquired or developed by or on behalf of Vendor that is used in connection with the Services that is not Developed Software, together with any of the foregoing which is a Vendor Derivative, including the software listed as "Vendor Proprietary Software" in Attachment I.

"Vendor Resouces" and "Project Staff" mean the personnel of Vendor and Vendor Agents who provide the Services.

"Vendor Software" means, collectively, the Vendor Proprietary Software and the Vendor Third Party Software as set forth in Attachment I and/or Attachment J.

"Vendor Third Party Software" means the Software and Related Documentation licensed or leased by Vendor from a third party that is used in connection with the Services, including the software listed as "Vendor Third Party Software" in Attachment J.

"Work Product" has the meaning set forth in the Master Services Agreement between the parties that governs this Engagement Schedule.

ATTACHMENT B-2

STATEMENT OF WORK - REMITTANCE PROCESSING SERVICES

1.           INTRODUCTION AND SCOPE OF SERVICES

1.1           Vendor will provide remittance processing services as further described herein ("RP Services") in an accurate, professional, complete and timely manner. In providing the RP Services, Vendor will leverage its remittance processing expertise and research and development capabilities to provide Prudential with the benefits of improved quality, increased same-day productivity, decreased costs, and improved service levels and process efficiencies.

1.2	Continuous Processing

Vendor will process Remittances seven (7) days a week, excluding Vendor holidays, when processing will not occur.  Vendor will provide Prudential written notice of such Vendor holidays in December preceding the beginning of a new calendar year.  Vendor will process Prudential work in accordance with the defined service levels set forth in Attachment E-2.  Vendor will make funds available for deposits at Prudential's bank(s) of choice and transmit such Remittances pursuant to the terms of Section 2.10 herein.

1.3	Bank Deposits

1.3.1           Prudential will identify in writing, from time to time, the banks to which the Remittances will be processed via Imaged Cash Letter ("ICL").

1.3.2
Prudential will maintain separate agreements with Prudential's bank(s) of choice.  Vendor will process Remittances for deposit in accordance with Section 2.10 herein.  Prudential will have the option of reviewing, from time to time, its relationship with such banks, and Vendor will cooperate with Prudential in amending its Attachment B-2 to implement such changes in the banking relationships as Prudential may reasonably direct.

1.4	Lock Box Pick Up

Vendor will collect mail from the designated locations at multiple times each day in accordance with the time frames set forth in Attachment B-2, Exhibit 1.  Vendor is authorized to accept, on behalf of Prudential, Remittances made payable to Prudential.  Vendor will collect such Remittances from the local boxes and make such deposits in strict accordance with the time frames set forth in Attachment B-2, Exhibit 1.  Any changes to the opening and closing of lock boxes or the pickup schedule as referenced in Attachment B-2, Exhibit 1 must be documented and processed via the change control process in accordance with Section 1.6 herein and Attachment F.

1.5           Prudential Customer Inquiries

With respect to Prudential's business, Prudential shall be the sole contact for communication between it and its third parties (including, but not limited to, Prudential customers, its banks, and the USPS).  If Vendor receives any written correspondence from Prudential third parties (including, but not limited to, correspondence received via USPS mail, Express mail, and email), Vendor will handle such correspondence in accordance with Section 2.16 of this Attachment B-2.  If Vendor receives any telephone call from Prudential third parties, Vendor will supply the third party with a Prudential contact number (supplied by Prudential) and instruct them to call Prudential directly.

1.6           Scope Change

In the event either party believes that a change in the scope of RP Services (whether in time frames, bank relationships, processing sites or other factors) is necessary or desirable, such party will submit a written change request to the other as detailed in Attachment F.

2.	DESCRIPTION OF RP SERVICES

2.1           Prudential and Vendor Obligations

2.1.1
Vendor will process Remittances in accordance with the mutually agreed upon work flow diagrams, requirements definitions, associated data dictionaries and record layouts.  All procedures and processing requirements will be approved in writing by Prudential prior to implementation.  Vendor will operationalize any such procedures, instructions and/or processing requirements.  The Vendor will support all aspects of on-going processing; for example, implementing process improvements and testing to support Prudential operational changes and quality initiatives, as set forth in Attachment F.  Upon implementation of such changes, the Vendor will implement the appropriate controls and quality processes to ensure complete adherence to the changes.

2.1.2
Vendor will maintain documentation of all Prudential procedures and processing requirements, including documentation of version changes.  Vendor will develop a process to communicate procedure changes to Vendor Resouces prior to implementation.

2.2           Mail Processing

2.2.1
Prudential mail consists of Remittance envelopes, OCR documents ("TADs"), non-OCR documents, On-Line Payments,  Remittances consisting of checks, money orders, and all forms of cash and legal tender, and various forms of correspondence from customers such as notes, letters and payment instructions.  Remittances that require Vendor processing may include multiple policy numbers and Remittance amounts that may not equal the billed amount.

2.2.2	Prudential mail will be received in lockbox(es) at the USPS in the city set forth in Attachment C in which Vendor will process Remittances for Prudential.

2.2.3
Vendor will pick up the Prudential mail seven (7) days a week from USPS in accordance with Attachment B-2, Exhibit 1.  In the event that Vendor wishes to change the mail pick-up schedule in such a manner that will result in more efficient RP Services hereunder, Vendor shall obtain Prudential's explicit prior written consent.

2.2.4
Vendor must ensure that mail from the Louisville Post Office (or any other post office location identified by Prudential, as set forth in Section 2.2.8) is picked up by Vendor Resources.  Vendor is responsible for insurance on the vehicle used for mail pick-up.  Vendor will ensure that drivers meet all applicable motor vehicle requirements to operate the mail pick-up vehicle on a defined route.  The vehicle must be equipped with a two-way communication device and fire extinguishers.  The vehicle must have a separate cab and enclosed cargo area.  The driver must not be able to access the cargo area, except through the back door.  The driver will not make any stops during the return trip from the USPS to the Vendor processing site.  The vehicle's cargo area must be locked at the USPS and the key must be held at the Vendor site.  The driver must not have independent access to the mail at any time.  The Vendor must provide an inside, covered loading dock to protect mail from weather, damage, and unauthorized access.

2.2.5
With respect to Vendor transportation of Prudential mail, all liabilities associated therewith is Vendor's responsibility, provided, however, that Prudential will pay for costs associated with Vendor's transportation of Prudential mail picked up from any location other than that specified in Attachment C.

2.2.6
The Vendor must log the Actual Receipt Date and Time of each mail run.  The "Actual Receipt Date and Time" is the date and time that a Remittance is received at the Vendor's site, or for mail from the USPS, it is when the Vendor's mail pick-up vehicle is at the loading dock, or for overnight mail, it is when the package is delivered by the overnight service.  All mail received must retain this Actual receipt Date and Time from arrival at the lockbox through records storage. During processing, the receipt date and time will be recorded for each Remittance included in the transmission file and documented in a report for every transmission.  Vendor is responsible for implementing controls and quality reviews throughout the process to ensure proper recording of the receipt date and time. The Vendor will validate that transmitted items that do not meet the service level requirements have received the correct receipt date and time entry.  Any incidents resulting in incorrect recording of the receipt date and time must be reported to Prudential immediately.  The Vendor must immediately determine the root cause of each incident and provide a written correction plan within 24 hours and implementation of such plan as set forth in Attachment E-2.

2.2.7	Vendor will handle Express Mail as follows:

2.2.7.1
Any customer-initiated Express Mail that is received by Vendor by 12:00 P.M. Eastern Time must be processed according to the performance standards in Attachment E-2.  All Remittances delivered via Express Mail must be logged in with receipt date and time and tracking number.

If the Express Mail package is returned to Prudential, Vendor will ensure that the Express Mail log is updated to include the return date.  Vendor must perform daily quality reviews to ensure that all items have been extracted from the Express Mail package.  Reports should be presented to Prudential in a timely manner upon Prudential's request.

2.2.8
Prudential may, over time, change its addresses for Remittances and P.O. Boxes as it deems necessary.  All such changes will be handled and communicated via the change request process in accordance with Attachment F.

2.3           Remittance Processing Schedule

Remittances will be processed in accordance with Attachment E-2.

2.4           Cash Remittances

The Vendor may receive cash Remittances in mail from a Prudential customer.  These Remittances must be logged and a valid Vendor check must be submitted for the cash.  The transaction is then placed back into processing.  On a daily basis, Prudential must receive a detailed report documenting each cash Remittance received by Vendor since the prior report received by Prudential.

2.5           Quality Sampling

The Vendor must support Prudential's quality sampling process as detailed in Attachment E-2.  This includes the Vendor manually pulling daily work samples and providing to Prudential on the same day.

2.6           Remittance Instruments - Capture and Transmission

2.6.1	The Vendor will capture the Remittance instrument type for each Remittance (except deposit only payments) and provide that information in the transmission file.

2.6.2
On a monthly basis, the Vendor will also provide Prudential with a file, agreed upon by both parties, that includes all individual Remittances of $5,000 or greater, the receipt date, Remittance amount, policy number (collectively, the "Index").

2.6.3
Prudential and Vendor will develop business and technical requirements that will prevent the processing of identified policy number(s), identified by Prudential, if a specific kind of Remittance instrument type is used to make the payment.

2.7           Intentionally Left Blank.

2.8           Remittance Images

2.8.1
Vendor will capture a front and back image of each Remittance instrument and Remittance support.  For selected Remittance types, defined by Prudential, that are not processed via high-speed, a copy of the envelope is also required.  Vendor agrees to make these images available from 5:00 AM ET through 8:00 PM ET, Monday through Sunday excluding scheduled or emergency maintenance windows scheduled for Saturday 9:00 PM ET through 4:00 AM ET (6:00 PM PT through 1:00 AM PT).

2.8.2
Vendor agrees to retain and make available all Remittance images, for a period of seven (7) years as well as for retrieval by Prudential via Vendor's image viewing tool.  Images previously maintained by First Tennessee will be available for viewing for 90 days after processing date, then for the remaining seven (7) years after the processing date, images will be stored on CD-ROM and available via a research request to Vendor.

2.8.3
There is no limit to the number of Prudential users that can access this application.  Access must include role based access levels.  Prudential must be able to run reports, identify all active users, and the access levels assigned to each user.

2.9           On-line Payment Processing

Through Vendor's arrangements with its third party on-line banking providers (Vendor Agents), an encrypted file will be received by the Vendor every weekday on behalf of Prudential.  This encrypted file will contain the customer's name, policy number, trace number, assigned code for the on-line banking provider, payment amount, and additional information.  It will be matched up by Vendor against Prudential's look-up file to confirm the accuracy of customer policy numbers.  Discrepancies with the policy numbers or otherwise unmatched items will be sent back the same day to the on-line banking provider.  Matching payments will be included on an Accounts Receivable ("A/R") file transmission to

Prudential in the required format as defined by Prudential. The third party on-line banking vendor provides guaranteed funds.  In the event that: (1) the third party on-line banking vendor materially changes its offerings, including guaranteed funds, Vendor must provide prompt written notice to Prudential as soon as it is aware of such changes; and/or (2) Vendor intends to change the third party on-line banking vendor servicing Prudential in connection with the RP Services as set forth in this Attachment B-2, Vendor must provide prompt advanced written notice to Prudential and obtain Prudential's prior written consent before any such change is made.  Reporting requirements for the On-Line Payment Processing activities set forth in this Section 2.9 are outlined under Attachment L.

2.10           Bank Deposits

2.10.1
In accordance with Attachment E-2, Vendor will make ICL deposits at Prudential's bank(s) of choice in accordance with a schedule mutually agreed upon by the parties in writing.  All monetary deposit totals must equal the monetary total included in the daily transmission files sent to Prudential (as defined in Attachment E-2).  Vendor must receive written confirmation from the bank(s) that a complete file was received.

2.10.2	Prudential will provide to Vendor Prudential's applicable bank account numbers by work type (as set forth in Attachment B-2, Exhibit 2).

2.11           Remittance Instruments - Audit Trail

Vendor will record on each Remittance instrument the following information:

•	Batch number (Batch number indicates work type)
•	Sequence Number
•	Processing Date

2.12           Balancing

2.12.1                      Prior to transmission of the A/R file, Vendor will employ the following control procedures:

2.12.1.1	the file is complete, accurate and formatted as specified in the business and system requirements provided by Prudential.

2.12.1.2	the file balances to the ICL.

2.12.1.3	the file transfer total amounts (record counts and amounts) equal the sum of all batch trailer total amounts (record counts and amounts).

2.12.1.4	the batch trailer total amounts (record counts and amounts) equal sum of all records counts and Remittance amounts in the batch.

2.12.1.5	the file does not contain duplicate records or batches from the same or previous day.

2.12.1.6	the file is not a duplicate of a previously transmitted file.

2.13           Data Transmission of A/R File

2.13.1
In accordance with Attachment I, Vendor will capture certain information for each Prudential Remittance it receives (such Remittances may include checks, cash, money orders cashier's checks, and any other legal tender) and transmit a file to Prudential with that information.  Vendor must ensure that the file is complete, accurate and formatted as specified in the business and system requirements provided by Prudential.  Vendor will ensure that the transmitted file will arrive completely and accurately at Prudential twice each Prudential Business Day as outlined in Attachment E-2 or such other times as Prudential may designate in writing from time to time.  In the event an error is detected by Vendor after the file is transmitted, Vendor will contact Prudential immediately, in accordance with the Lock-Box Transmission Escalation Process set forth in Attachment G, to arrange a retransmission.  In the event and error is detected by Prudential and a replacement file is required, Prudential will notify Vendor and Vendor will correct the file and retransmit immediately.

2.13.2	Vendor is required to store and maintain transmission data for thirty (30) processing days.

2.14           Research Requests

Prudential will submit research requests to Vendor via secured e-mail.  Requests may include historical Remittance image retrieval.  If request is made prior to 5:00 pm Eastern Time, Vendor will provide the requested support within 24 hours.  If the request is received after 5:00 pm Eastern Time, Vendor will provide the requested support within 48 hours following the receipt of such request.  Vendor must actively participate in error resolution between Prudential and bank of deposit.

2:15           Reporting

2.15.1
The Vendor will provide reporting capabilities and reports to Prudential, as set forth in Attachment L.  Vendor will make these reports available on-line and Prudential will be able to print and download such reports.  The format of the reports will be agreed upon by both parties.  Vendor will provide reports that, for example, support the measurement and recording of Service Level Results (defined in Attachment E-2), validate research requests, indicate bank activity, and indicate invoice validation.  The Vendor will maintain historical reports generated over the past seven (7) years.  Prudential will have the ability to view historical reports (via the method set forth in Section 2.8.2 of this Attachment B-2) maintained by First Tennessee for 90 days after production cutover (as further described in Attachment B-1).  Upon production cutover, Vendor will provide Prudential the Actual Receipt Date and Time Stamp Reports from the First Tennessee database via an agreed upon secured method.

2.15.2
The LORI system and all other reporting applications will be available to Prudential from 5:00 AM ET through 8:00 PM ET, Monday through Sunday, excluding scheduled or emergency maintenance windows, scheduled for Saturday 9:00 PM ET through 4:00 AM ET (6:00 PM PT through 1:00 AM PT).  There is no limit on the number of Prudential users that can access the LORI system or any other reporting application available to Prudential hereunder.  Access must include role-based access levels.  Prudential must be able to run reports identifying all active users and the access level assigned to each user.

2.16	Non-Processable and Returned Items

2.16.1
A trackable, overnight package will be sent by Vendor to Prudential (via Prudential's designated overnight carrier) each day, Monday through Friday (except for Vendor holidays) at site(s) designated by Prudential containing the following:

•	Non-processable Remittance instruments (see Attachment B-2, Exhibit 3 for a list of non-processable items).
•	Deposit Tickets
•	Prudential customer correspondence.
•	Any Remittance instruments with correspondence, and general correspondence, must be segregated within the package.
•	Include counts for non-processable and correspondence returned items by work type, as set forth in Attachment B-2, Exhibit 3.

2.17           Access to Prudential Systems

See Attachment B-2, Exhibit 4.

2.18           Return of Image Archive Data

Upon request by Prudential during the Termination Assistance Period (as defined in the Agreement), and upon expiration or termination of this Agreement or this Engagement Schedule, such request will be addressed pursuant to the Change Control Procedures set forth in Attachment F.

ATTACHMENT B-2- EXHIBIT 1

VENDOR POSTAL PICKUP SCHEDULE

This schedule cannot be altered without Prudential's prior approval.

Monday - Sunday (Military Time) Postal Pickup Schedule	Time Stamp

12:30AM (00:30)	Actual receipt time at Designated Vendor Service Location.

4:00AM (04:00) (No pick up Sat/Sun	Actual receipt time at Designated Vendor Service Location.

6:00AM (06:00)	Actual receipt time at Designated Vendor Service Location.

7:30AM* (07:30)	Actual receipt time at Designated Vendor Service Location.

9:30AM (09:30)	Actual receipt time at Designated Vendor Service Location.

5:30PM (17:30)	Actual receipt time at Designated Vendor Service Location.

9:30PM (21:30)	Actual receipt time at Designated Vendor Service Location.

*Key box retrieved at this time	Actual receipt time at Designated Vendor Service Location.

*All times set forth herein are Eastern Time.

ATTACHMENT B-2- EXHIBIT 2

PRUDENTIAL DIVISIONS

There are three (3) major Divisions, as well as two (2) product sub-categories for Life and Vantage.

Division:                      Life

•	Variable
•	Non-Variable

Division:                      Vantage

•	Variable
•	Non-Variable

Division:                      MPG

Work Tye:                      Deposit Only

Note - work type = singles, multi's, etc.

ATTACHMENT B-2- EXHIBIT 3

RETURNED ITEMS

Several types of correspondence can be received in a Prudential Remittance envelope.  Vendor must return these items to Prudential.  Examples of returned items include, but are not limited to, the following items:

Abbreviated Pay Forms
Address Changes
Agent Commissions Checks
Annual Statements
Assignment Changes
Bankruptcy
Beneficiary Changes
Calculations
Cash Surrenders/ Not Taken Requests
Coupon Books
Death Certificates
Death Claims
Disbursement Requests
Dividend Forms with Coupons
Dividend Request Forms
Dividend Request Forms without a Check or TAD
Duplicate Policy
Envelope Requests
Government Allotment
IRA Transfer
Life Mode Changes (Monthly or Quarterly)
Living Needs (LNB)
Living Trust
Loan or Dividend Inquiries/ Requests
Loan Value, Request, Certificates
Misdirected Mail
Mode Changes for "D" number
Name Changes
New Business & Underwriting
Ownership Forms
Paid Up Policies
Payroll Budget
Plain Correspondence
Policy Cancellations
Policy Certificates
Policy Revisions
Policy Values/Quotes
Postal Requests for Confirmation of Receipt
Power of Attorney
Privacy Forms

ATTACHMENT B-2- EXHIBIT 3

RETURNED ITEMS
(continued)

Reinstatement Forms Needed
Reinstatement Forms without a Check or TAD
Replacements
Return of Initial Premium
Tax Calculations
Tax ID Forms
Tax Work
Term Conversions
Transfers
New Business Premiums
Verification of Policy Values
Waiver of Premium due to Disability

ATTACHMENT B-2- EXHIBIT 4

PRUDENTIAL SYSTEMS

1.	PRUDENTIAL SYSTEMS

1.1           FOCUS Inquiry (PICS AE01, AE02):  mainframe CICS application used to locate client and payment
Information for Prudential policies.

1.2	CIS - Client Information Source (PIC EV): mainframe database application used to locate client level information for all Prudential policies.

2.	EQUIPMENT

2.1           All desktop equipment required to access Prudential Systems will be provided by Vendor, including personal computers and printers.

2.2           Prudential will provide and support the telecommunications network between Prudential and Vendor.

3.	DESCRIPTION OF CHARGES

3.1           No systems access charges will be assessed by Vendor or Prudential.

4.	PRUDENTIAL SYSTEM AVAILABILITY

4.1	Prudential Systems are generally available as noted below, except on the designated Prudential System holidays. However, availability may vary due to system maintenance and other special events.

System	Monday - Friday Hours	Saturday Hours

CIS	7:00 AM - 1:00 AM	7:00 AM - 6:00 PM

FOCUS INQUIRY	7:00 AM - 1:00 AM	7:00 AM - 6:00 PM

Prudential System Holidays

New Year's Day	If Sunday, holiday will be observed the following Monday

Martin Luther King Day	Always Monday

President's Day	Always Monday

Memorial Day	Always Monday

Independence Day	If Saturday, holiday will be observed the preceding Friday If Sunday, holiday will be observed the following Monday

Labor Day	Always Monday

Thanksgiving Day	Always Thursday

Christmas Day	If Saturday, holiday will be observed the preceding Friday If Sunday, holiday will be observed the following Monday

5.	TRANSMISSION SCHEDULE

5.1           Pursuant to Attachment E-2, Section 3, Prudential will receive Remittance transmissions in the morning and afternoon every weekday (Monday through Friday, except on Prudential System holidays as set forth in the table above).

5.2           Vendor will transmit the A/R file to Prudential in the format specified in the system requirements document that will be provided by Prudential.  A change in the record formats required by Prudential will follow the Change Control Procedures set forth in Attachment F.

5.3           Every other week, Prudential will send Vendor three (3) account look-up billing files from each administrative platform (LifePro, Vantage, and AOS).

Page 38 of 114